PROSPECTUS SUPPLEMENT (To Prospectus Dated October 21, 2008)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-153895

Warrants to Purchase 11,111,111 Shares of Common Stock, par value $0.0001 per share
$25,000,000 of 7.5556% Convertible Debt Securities Due February 9, 2014
11,111,111 Shares of Common Stock, par value $0.0001 per share underlying the Warrants
27,777,778 Shares of Common Stock, par value $0.0001 per share underlying the Convertible Debt Securities

This prospectus supplement and the accompanying prospectus relate to the sale of warrants to purchase 11,111,111 shares of our common stock, par value $0.0001 per share, $25,000,000 in principal aggregate amount of 7.5556% convertible debt securities due February 9, 2014, convertible into shares of our common stock, 11,111,111 shares of our common stock issuable upon exercise of the warrants and 27,777,778 shares of our common stock issuable upon conversion of our convertible debt securities. The warrants and convertible debt securities will be issued separately. For a more detailed description of the convertible debt securities, see the section entitled “Description of Convertible Debt Securities” beginning on page S-42.

Purchasers of our convertible debt securities will receive warrants to purchase 444 shares of common stock at an exercise price of $1.035 per share for each $1,000 in principal amount of convertible debt securities that they purchase in this offering. For a more detailed description, see the section entitled “Description of the Warrants”, beginning on page S-49.

The convertible debt securities are convertible into shares of our common stock at any time upon the election of the holder. Each $1,000 principal amount of the notes will be initially convertible into 1,111 shares of our common stock, which equates to an initial conversion price of approximately $.90 per share. In addition, the convertible debt securities will be automatically converted into shares of our common stock if our common stock trades for 20 days within any 30 day trading period after February 9, 2010 at a price equal to or greater than $1.70 per share. In the event that the convertible debt securities are converted or redeemed at any time prior to maturity, we will pay to the holder of such converted convertible debt securities an amount equal to the total interest that would accrue on the notes from the conversion date through the maturity date, or $377.78 per $1,000 principal amount of notes converted or redeemed less any interest payments made with respect to the converted convertible debt securities. We will pay interest on the convertible debt securities on June 30 and December 31 of each year, commencing June 30, 2009.

We will place approximately 37.78%, or approximately $9.4 million, of the gross proceeds in an escrow account, which amounts will be released to make such interest and make-whole payments. There will be no sinking fund for the convertible debt securities. The convertible debt securities will be unsecured. The convertible debt securities will be junior in right of payment with all of our existing senior debt and pari passu in right of payment with our existing and future senior subordinated debt.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our securities.

The warrants and convertible debt securities will not be listed on a national securities exchange or automated inter-dealer quotation system. Our common stock is dual-listed on The Nasdaq Capital Market and the OMX Nordic Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on The Nasdaq Capital Market on February 6, 2009 was $.66 per share. See “Risk Factors — Our common stock may be delisted from The Nasdaq Capital Market or the OMX Nordic Exchange, which may make it more difficult for you to sell your shares” for information regarding the potential delisting of our common stock.

	Per Unit	Total

Public offering price	$1,000	$25,000,000
Placement agent’s fees	$50	$1,250,000
Proceeds, before expenses, to EpiCept Corporation (including the portion of proceeds placed in an escrow account)	$950	$23,750,000

We retained Rodman & Renshaw, LLC as placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus. There is no minimum amount of securities that must be sold. We expect that delivery of the securities being offered pursuant to this prospectus will be made to purchasers on or about February 9, 2009. We have agreed to indemnify the placement agent against some liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the placement agent may be required to make in respect thereof.

Investing in our securities involves a high degree of risk and the purchasers of the securities may lose their entire investment. See “Risk Factors” beginning on page S-6 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RODMAN & RENSHAW, LLC

The date of this Prospectus Supplement is February 6, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since then.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our securities and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and the type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock and warrants are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the registration statement of which it forms a part and the documents incorporated by reference into these documents, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission, or SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement. You are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

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ABOUT EPICEPT

This summary description of us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus, or incorporated herein or therein by reference. This summary may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus supplement, the accompanying prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used herein, “EpiCept” “we,” “us,” and “our” refer to EpiCept Corporation and its subsidiaries.

We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors. Our lead product is Ceplene®, which when used concomitantly with interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union. Marketing of Ceplene® is expected to commence in Europe in 2009. In January 2009, we received permission to proceed with a New Drug application filing with the United States Food and Drug Administration, or FDA. In addition to Ceplene, we have two oncology compounds and a pain product candidate for the treatment of peripheral neuropathies in clinical development. We believe this portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate.

Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. We have completed our first Phase I clinical trial for EPC2407. Azixatm (MPC-6827), an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc., or Myriad, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

Our late-stage pain product candidate, EpiCeptTM NP-1, which we refer to as NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. In January 2009, we concluded a second Phase II clinical trial of NP-1 in which we studied its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Both studies support the advancement of NP-1 into a registration-sized trial. NP-1 utilizes a proprietary formulation to administer FDA approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain, targeting pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface.

We are subject to a number of risks associated with companies in the specialty pharmaceutical industry. Principal among these are risks associated with our ability to obtain regulatory approval for our product candidates, our ability to adequately fund our operations, dependence on collaborative arrangements, the development by us or our competitors of new technological innovations, dependence on key personnel, protection of proprietary technology and compliance with the FDA and other governmental regulations. We have yet to generate product revenues from any of our product candidates. Our operations to date have been funded principally through the proceeds from the sale of common stock, warrants, debt instruments, cash proceeds from collaborative relationships and investment income earned on cash balances and short-term investments.

Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission. None of our other drug candidates have received FDA or foreign regulatory marketing approval. In order to grant marketing approval, the FDA or foreign regulatory agencies must conclude that we and our collaborators’ clinical data establish the safety and efficacy of our drug candidates. Furthermore, our strategy includes entering into collaborative arrangements with third parties to participate in the development and commercialization of our products. In the event that third parties have control over the preclinical development or clinical trial process for a product candidate, the estimated completion date would largely be under control of that third party rather than under our control. We cannot forecast with any degree of certainty which of our drug candidates will be subject to future collaborations or how such arrangements would affect our development plan or capital requirements.

Since inception, we have incurred significant net losses each year. Our net loss for the nine months ended September 30, 2008 was $20.0 million and we had an accumulated deficit of $190.9 million as of September 30, 2008. Our recurring losses from operations and our accumulated deficit raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative expenses. Even if we succeed in developing and commercializing one or more of our product candidates, we may never become profitable. We expect to continue to incur significant expenses over the next several years as we:

•	seek a European marketing partner in preparation for the launch and the sales of Ceplene®;

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate, and commercialize our product candidates;

•	implement additional internal systems and develop new infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

Recent Events

In February 2009, we received notice from John F. Bedard, a member of our board of directors, of his resignation from the board due to family reasons.

In January 2009, we received permission to proceed with a New Drug application filing for Ceplene® with the U.S. FDA.

In January 2009, we announced positive results from our Phase IIb randomized, double blind, placebo controlled non-inferiority trial of our prescription topical analgesic NP-1 Cream in post-herpetic neuralgia (PHN). The trial met its primary endpoints and demonstrated a favorable safety profile compared with gabapentin.

In December 2008, we received permission to proceed with a New Drug Submission filing for Ceplene® with Health Canada for the treatment of AML in Canada.

In October and December 2008, Hercules Technology Growth Capital, Inc., or Hercules, pursuant to the second amendment to the loan agreement, converted a total of approximately $1.9 million in principal amount of our senior secured loan into approximately 3.6 million shares of our common stock. As of February 2, 2009, the loan balance is approximately $4,000.

On November 26, 2008, we entered into a prolongation of the repayment agreement with Technologie-Beteiligungs Gesellschaft mbH der Deutschen Ausgleichsbank, or tbg, whereby the loan balance of €1.5 million ($2.0 million) will be repaid to tbg no later than June 30, 2009. Interest will continue to accrue at a rate of 7.38% per annum and all the provisions of the repayment agreement dated December 20, 2007 will continue to apply. We intend to repay the remainder of debt outstanding hereunder with the proceeds of this offering.

On December 8, 2008, we entered into a securities purchase agreement with GCA Strategic Investment Fund Limited and Private Equity Direct Finance to sell subordinated convertible notes due April 10, 2009 for aggregate proceeds to us of $1 million. The notes are convertible into shares of our common stock at any time upon the election of the Purchasers at a conversion price of $1.00 per share. The notes are subordinated to our senior secured loan and were issued as an original issue discount obligation in lieu of periodic interest payments and therefore no interest payments will be made under these notes. Accordingly, the aggregate principal face amount of the notes is $1,112,500. We repaid $750,000 of the notes in January 2009. We intend to repay the remainder of notes outstanding hereunder with the proceeds of this offering.

In December 2008 and January 2009, a total of 8.0 million shares of our common stock were issued upon the exercise of common stock purchase warrants, resulting in proceeds to us of approximately $3.1 million.

THE OFFERING

Securities offered by us	• Warrants to purchase 11,111,111 shares of common stock;

• $25,000,000 in aggregate principal amount of 7.5556% convertible debt securities due February 9, 2014;

• 11,111,111 shares of common stock issuable upon exercise of warrants; and

• 27,777,778 shares of common stock issuable upon the conversion of the convertible debt securities.

Common stock to be outstanding after this offering(1)	129,554,126 shares of common stock.

Use of proceeds	Any net proceeds we receive will be used to repay our outstanding debt, including our outstanding $4,000 senior secured loan, $0.4 million in fees required to be paid thereunder, the remaining $0.4 million of our subordinated convertible notes due April 10, 2009 and our €1.5 million ($2.0 million) loan held by tbg. The remaining proceeds will be used to meet our working capital needs and general corporate purposes. We believe that our existing cash resources, together with the proceeds from this offering, will be sufficient to meet our projected operating and debt service requirements into the fourth quarter of 2009. We may not receive cash from the sale of warrants until such warrants are exercised. See “Use of Proceeds.”

Market for the Notes and Warrants	There is no established public trading market for the offered notes or warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the notes or warrants on any securities exchange.

The Nasdaq Capital Market and OMX Nordic Exchange symbol	“EPCT”

Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our warrants, convertible debt securities and the underlying common stock may lose their entire investment. See “Risk Factors” and the other information included elsewhere in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

Description of Notes

Maturity	The principal of the notes will be due and payable on February 9, 2014.

Interest Rate and Payment Dates	7.5556% per annum, payable June 30 and December 31 of each year, commencing June 30, 2009.

Ranking of Notes	The notes will be junior in right of payment with all of our existing senior debt and pari passu in right of payment with any of our existing or future senior subordinated debt.

Voluntary Conversion of Notes	The notes are convertible into shares of our common stock at any time upon the election of the holder. Each $1,000 principal amount of the notes is initially convertible into 1,111.11 shares of common stock. The conversion ratio is subject to adjustments upon the occurrence of certain specified corporate events.

Automatic Conversion of Notes	After February 9, 2010 the notes will be automatically converted into shares of our common stock if our common stock trades for 20 days within any 30 day trading period at a price equal to or greater than $1.70 per share.

Limitations on Conversion	We may not be able to effect a conversion of the notes, whether voluntary or automatic, and the holder may not be able request a conversion of such notes if such conversion would result in the holder and the holder’s affiliates owning more than 4.99% of our outstanding common stock after conversion, subject to certain exceptions.

Make-Whole Payment	In the event that the notes are converted or redeemed at any time prior to the stated maturity date, we will pay to the holder of the converted notes an amount equal to $377.78 per $1,000 principal amount of notes converted or redeemed, less any interest payments made with respect to such converted notes.

Escrow	An amount of the proceeds of the offering equal to the aggregate potential Make-Whole Payment will be deposited with The Bank of New York Mellon as paying agent to be held for a period of 24 months from the date of closing. Amounts in the escrow account will be released to pay interest and any Make-Whole Payments with respect to notes converted or redeemed during the escrow period. At the end of 24 months, the amount remaining in the escrow account will be released to us.

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of February 2, 2009 together with the shares of common stock issuable upon exercise of the warrants and conversions of the notes offered hereby. This number does not include, as of February 2, 2009:

•	6,734,819 shares of our common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $3.51 per share, including 2,172,496 shares issuable upon the exercise of options granted during 2008 to certain of our directors, our named executive officers and other employees;

•	427,246 shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan;

•	24,063,049 shares of our common stock issuable upon the exercise of warrants purchased in certain public and private placements at a weighted average exercise price of $1.74 per share;

•	1,000,000 shares of common stock that may be issued in the future under our Standby Equity Distribution Agreement with YA Global Investments, L.P., dated as of December 21, 2006, pursuant to which no shares have been issued;

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before buying our securities. If any of the following risks or uncertainties occurs, our business, financial conditions and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our securities.

Risks Relating to our Financial Condition

We have limited liquidity and, as a result, may not be able to meet our obligations.

We believe that our existing cash resources, together with the proceeds of this offering, will be sufficient to meet our projected operating and debt service requirements into the fourth quarter of 2009 but will not be sufficient to meet our obligations thereafter. If we do not raise additional funds before the end of 2009, we will be unable to meet our obligations, which would materially and adversely effect our business, financial condition, results of operations, the value of our securities and our ability to raise capital and could result in the termination of our collaborative and licensing arrangements.

We have a history of losses and have never generated revenues from product sales and we expect to incur substantial losses in the future.

We have incurred significant losses since our inception, and we expect that we will experience net losses and negative cash flow for the foreseeable future. Since our inception in 1993, we have incurred significant net losses in each year. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative costs associated with our operations. Our net loss for the fiscal year ended December 31, 2007 and 2006 and the nine months ended September 30, 2008, was $28.7 million, $65.5 million, and $20.0 million, respectively. As of December 31, 2007 and 2006, our accumulated deficit was $170.8 and $142.2 million, respectively, and as of September 30, 2008 our accumulated deficit was $190.9 million. We may never generate sufficient net revenue to achieve or sustain profitability. We expect to continue to incur significant expenses over the next several years as we:

•	continue to conduct clinical trials for Ceplene® and our product candidates;

•	seek regulatory approvals for Ceplene® and our product candidates;

•	develop, formulate and commercialize Ceplene® and our product candidates;

•	implement additional internal controls and reporting systems and further develop our corporate infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies; and

•	maintain, defend and expand the scope of our intellectual property.

We expect that we will have large fixed expenses in the future, including significant expenses for research and development and general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop, obtain regulatory approvals for, and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We may not be able to continue as a going concern.

Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern and, as a result, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements for the year ended

December 31, 2007, which is included herein, with respect to this uncertainty. We will need to raise additional capital to continue to operate as a going concern. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations and may adversely affect our ability to raise additional capital.

Credit market volatility may affect our ability to refinance our existing debt or incur additional debt.

The credit markets have been experiencing extreme volatility and disruption for more than 19 months. In recent months, the volatility and disruption have reached unprecedented levels. In many cases, the markets have limited credit capacity for certain issuers and lenders have requested more restrictive terms. The market for new debt financing is extremely limited and in some cases not available at all. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance the notes or incur additional debt, particularly convertible debt, which may require us to seek other funding sources to meet our liquidity needs. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.

Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we are a relatively small company and we have not generated any revenue to date. The level of our revenues and expenses and our results of operations at any given time could fluctuate as a result of any of the following factors:

•	research and development expenses incurred and other operating expenses;

•	results of our clinical trials;

•	our ability to obtain regulatory approval for our product candidates;

•	our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish and maintain a productive sales force;

•	demand and pricing of any of our products;

•	physician and patient acceptance of our products;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	the effect of competing technological and market developments;

•	litigation involving patents, licenses or other intellectual property rights; and

•	product failures or product liability lawsuits.

With the exception of Ceplene®, we have not yet demonstrated an ability to obtain regulatory approval. In addition, we do not manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, our operating expenses may continue to increase as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant quarterly losses.

Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

We have had limited operating activities, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our activities to date have been limited to organizing and staffing our operations, acquiring, developing and securing our technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. With the exception of Ceplene®, we have not yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations.

Clinical and Regulatory Risks

Other than the marketing authorization for Ceplene® in the European Union, we currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for such other product candidates, which could delay or prevent us from being able to generate revenue from product sales.

Other than the marketing authorization for Ceplene® in the European Union, we currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for our other product candidates. All of our product candidates are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA, European Medicines Agency for the Evaluation of Medicinal Products, or EMEA, and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA, EMEA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. Despite the fact we received the marketing authorization for Ceplene® in the European Union, we may not receive regulatory approval outside of the European Union, including in the United States or Canada. The FDA, EMEA and similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMEA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our other product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates and we may not generate revenues from the commercial sale of any of our products.

To obtain regulatory approval for our other product candidates, we or our partners must conduct extensive human tests, which are referred to as clinical trials, as well as meet other rigorous regulatory requirements. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.

We currently have several product candidates in various stages of clinical testing. All of our product candidates are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of our product candidates may not be sufficient to support regulatory approval, or regulators could interpret the data differently than we do. The regulators may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory policy that occur prior to or during regulatory review.

We and other drug development companies have suffered set backs in late-stage clinical trials even after achieving promising results in early stage development. Accordingly, the results from completed preclinical studies and early stage clinical trials may not be predictive of results in later stage trials and may not be predictive of the likelihood of regulatory approval. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

We may not be able to obtain regulatory approval in the United States for Ceplene®, our lead product candidate, which could delay or prevent us from being able to generate revenue from sales of Ceplene®, and require additional expenditures.

None of our products have received regulatory approval in the United States. In January 2009, the U.S. FDA indicated that we have the necessary pivotal data to file a New Drug Application (NDA) for Ceplene® in conjunction with interleukin-2 (IL-2) as a remission maintenance treatment of AML. At a pre-NDA meeting, the FDA provided guidance that it would accept the clinical data along with other analyses, some of which had been submitted as part of the Ceplene® Marketing Authorization Application (MAA), which was approved in Europe in October 2008. At the pre-NDA meeting, the FDA requested that EpiCept provide additional information to the submission package. The requested information includes statistical data further supporting the incremental effectiveness of Ceplene® given in conjunction with low-dose IL-2 and data showing the lack of significant efficacy of IL-2 as a monotherapy for remission maintenance of AML. The FDA also requested data supporting Leukemia-Free Survival (LFS) as an appropriate endpoint in the pivotal Phase III study for Ceplene®, as compared with Overall Survival.

We may not be successful in our efforts to obtain a positive determination from the FDA. In the event of a negative determination, we may appeal the determination, but such an appeal may not be successful. A negative determination would also delay or prevent us from generating revenue from product sales of Ceplene® for the foreseeable future and may require us to conduct additional costly and time-consuming clinical trials. We will incur additional expenses in advocating for a positive determination, or appealing a negative determination should we pursue an appeal.

The FDA may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates, and we may not generate revenues from the commercial sale of any of our products.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. For example, in May 2004, we announced the results of an international Phase III clinical trial testing the combination of Ceplene® plus IL-2 in patients with acute myeloid leukemia, or AML, in complete remission. The primary endpoint of the Phase III trials was achieved using intent-to-treat analysis, as patients treated with the Ceplene® plus IL-2 combination therapy experienced a statistically significant increase in leukemia-free survival compared to patients in the control arm of the trial. In January 2005, we announced that based on ongoing correspondence with the FDA, as well as consultations with external advisors, it was determined that an additional Phase III clinical trial would be necessary to further evaluate Ceplene® plus IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval in the United States.

We may not be able to maintain European Union regulatory approval for Ceplene®, our lead product candidate, which could delay or prevent us from being able to generate revenue from sales of Ceplene® and require additional expenditures.

Ceplene® is our lead product candidate and our only product candidate currently under regulatory consideration. In July 2008, the CHMP of the EMEA recommended that Ceplene® be granted full marketing authorization under the provision of Exceptional Circumstances for the remission maintenance and prevention of relapse in patients with AML in first remission. In October 2008, Ceplene® was granted full marketing authorization by the European Commission, which allows Ceplene® to be marketed in the 27 member states of the European Union, as well as in Iceland, Liechtenstein and Norway. Ceplene® is to be administered in conjunction with low-dose interleukin-2 (IL-2). As part of granting the marketing authorization under Exceptional Circumstances, we have agreed to perform two post-approval clinical studies. One of the studies seeks to further elucidate the clinical pharmacology of Ceplene® by assessing certain biomarkers in AML patients in first remission. The other study will assess the effect of Ceplene/IL-2 on the development of minimal residual disease in the same patient population. We may not receive a positive outcome in one or both of these studies, and our marketing authorization in the European Union may be terminated. A negative outcome or terminated marketing authorization would delay or prevent us from generating revenue from product sales of Ceplene® and may require us to conduct additional costly and time-consuming clinical trials. There is no assurance that we will be able to maintain governmental regulatory approvals to market Ceplene® in Europe. If we are unable to maintain regulatory approval to market Ceplene® in Europe, our business, financial condition and results of operations would be materially and adversely affected.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we and our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications;

•	impose restrictions on operations;

•	close the facilities of manufacturers; or

•	seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Any regulatory approval we receive for our product candidates will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. For example, in addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain regulatory approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

Our lead product candidate, Ceplene®, which when used concomitantly with interleukin-2, is only intended for remission maintenance therapy in the treatment of AML for adult patients in their first complete remission. Any other indications or uses of Ceplene® would require regulatory approval.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the regulatory agency for review. These “off-label” uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow regulatory rules and guidelines relating to promotion and advertising may cause the regulatory agency to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;

•	delays in reaching agreement on acceptable clinical trial parameters;

•	slower than expected rates of patient recruitment and enrollment;

•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in certain of our pain product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

Certain of our pain product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical studies and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other third parties to assist us with clinical testing and certain research and development activities, such as our agreement with Myriad Genetics, Inc. related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these third parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such third parties. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. In addition, we rely on Myriad for research and development related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Myriad or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Myriad or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Risks Relating to Commercialization

We may not be able to successfully market and sell Ceplene® or find a collaborative partner to help market and sell Ceplene®.

Even though Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia in first remission, we may not be able to effectively market and sell Ceplene®. Our strategy for commercializing Ceplene® currently anticipates that we will enter into collaborative arrangements with one or more pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to successfully market Ceplene® in the European Union. If so, we will be reliant on one or more of these strategic partners to generate revenue on our behalf.

We expect to incur substantial net losses, in the aggregate and on a per share basis, for the foreseeable future as we attempt to market and sell Ceplene®. We are unable to predict the extent of these future net losses, or when we may attain profitability, if at all. These net losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity. We anticipate that for the foreseeable future our ability to generate revenues and achieve profitability will be dependent on the successful commercialization of Ceplene®. If we are unable to generate significant revenue from Ceplene®, or attain profitability, we may not be able to sustain our operations.

We may not be successful in marketing and selling Ceplene® in Europe, or may be delayed in doing so, in which case we would not receive revenue or royalties on the timeframe and to the extent that we currently anticipate.

Ceplene® may fail to achieve market acceptance, which could harm our business.

Even though Ceplene® was granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with AML in first remission, physicians may choose not to prescribe this product, and third-party payers may choose not to pay for them. Accordingly, we may be unable to generate significant revenue or become profitable.

Acceptance of Ceplene® will depend on a number of factors including:

•	acceptance of Ceplene® by physicians and patients as a safe and effective treatment;

•	availability of reimbursement for our products from government or healthcare payors;

•	cost effectiveness of Ceplene®;

•	the effectiveness of our and/or collaboration partners’ sales and marketing efforts;

•	relative convenience and ease of administration;

•	safety and efficacy;

•	prevalence and severity of side effects; and

•	availability of competitive products.

If Ceplene® fails to achieve market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

We may be dependent upon collaborative arrangements for the further development and commercialization of Ceplene®. These collaborative arrangements may place the development and commercialization of Ceplene® outside of our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We may enter into collaborations with third parties to further develop and commercialize Ceplene®. We may not be able to enter into collaborative arrangements on attractive terms, on a timely basis or at all.

Dependence on collaborators for the development and commercialization of Ceplene® subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators devote to the development or commercialization of Ceplene® or to their marketing and distribution, which could adversely affect our ability to obtain milestone and royalty payments;

•	disputes may arise between us and our collaborators that result in the delay or termination of the commercialization of our product candidates or that result in costly litigation or arbitration that diverts management’s attention and resources;

•	our collaborators may experience financial difficulties;

•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to expose us to potential litigation, jeopardize or lessen the value of our proprietary information, or weaken or invalidate our intellectual property rights;

•	business combinations or significant changes in a collaborator’s business strategy may also adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	a collaborator could independently move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors; and

•	the collaborations may be terminated or allowed to expire, which would delay product development and commercialization efforts.

If we are not able to enter into collaborative arrangements on commercially attractive terms, on a timely basis or at all, or if any of the risks occur and we are unable to successfully manage such risks, our business, financial condition and results of operations would be materially and adversely affected.

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.

Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. We have formed a strategic alliance with Myriad with respect to the MX90745 series of apoptosis-inducer anti-cancer compounds and with DURECT for our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. We may not be able to negotiate additional strategic alliances on acceptable terms, or at all.

We may rely on collaborative partners to market and sell Ceplene® in international markets. We have not yet entered into any collaborative arrangements with respect to marketing or selling Ceplene® with the exception of certain agreements relating to Australia, New Zealand and Israel. We cannot assure you that we will be able to enter into any other such arrangements on terms favorable to us, or at all.

If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•	the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•	the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•	the receipt of lower revenues than if we were to commercialize such products ourselves;

•	our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•	the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•	the possibility that our collaborators may experience financial difficulties;

•	business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•	the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.

If we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost effectiveness of our products relative to competing products;

•	relative convenience and ease of administration;

•	availability of reimbursement for our products from government or healthcare payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect to rely on sales and royalties generated by our current lead product candidates for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.

Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.

We do not currently operate manufacturing facilities for our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates. We currently rely on a single contract manufacturer for each product candidate to supply, store and distribute drug supplies for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could delay clinical development or regulatory approval of our product candidates and commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. To date most of our product candidates have been manufactured in only small quantities for preclinical and clinical trials. In those case, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers, which may prove difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.

Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third-party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development.

Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the manufacturing business for the time required to successfully produce, store and distribute our product candidates. We may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•	delays in, or failure to complete, our clinical trials;

•	withdrawal of clinical trial participants;

•	decreased demand for our product candidates;

•	injury to our reputation;

•	litigation costs;

•	substantial monetary awards against us; and

•	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing our products, product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.

We cannot be certain that the coverage limits of the insurance policies or those of our strategic partners will be adequate. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.

Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. The amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any products we develop is inadequate in light of our development costs, our profitability would be reduced.

Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.

Risks Relating to the Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We are highly dependent upon our key management personnel, particularly John V. Talley, our President and Chief Executive Officer, Robert W. Cook, our Senior Vice President and Chief Financial Officer, Dr. Stephane Allard, our Chief Medical Officer and Dr. Dileep Bhagwat, our Senior Vice President, Pharmaceutical Development. We are also dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with us. However, either of them may decide to voluntarily terminate his employment with us. We do not maintain key-man life insurance on any of our employees.

We believe that we will need to recruit additional management and technical personnel. There is currently a shortage of, and intense competition for, skilled executives and employees with relevant scientific and technical expertise, and this shortage may continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would reduce our ability to successfully commercialize product candidates and our business.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because we anticipate that our research approach will integrate many technologies, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

We will compete with Pfizer and Endo in the treatment of neuropathic pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases.

Our competitors may:

•	develop and market product candidates that are less expensive and more effective than our future product candidates;

•	adapt more quickly to new technologies and scientific advances;

•	commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic alliances; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, our German subsidiary, is subject to various risks associated with its international operations.

Our subsidiary, EpiCept GmbH, operates in Germany, and we face a number of risks associated with its operations, including:

•	difficulties and costs associated in complying with German laws and regulations;

•	changes in the German regulatory environment;

•	increased costs associated with operating in Germany;

•	increased costs and complexities associated with financial reporting; and

•	difficulties in maintaining international operations.

Expenses incurred by our German operations are typically denominated in euros. EpiCept GmbH may incur indebtedness that is denominated in euros and requires that interest be paid in euros. As a result, our costs of maintaining and operating our German subsidiary, and the interest payments and costs of repaying its indebtedness, increase if the value of the U.S. dollar relative to the euro declines.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the combined organization’s intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•	we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO.

The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.

Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because we are utilizing existing therapeutics, we will continue to need to ensure that we can utilize these therapeutics without infringing existing patent rights. Accordingly, we have reviewed related patents known to us and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

We cannot assure you that any of our product candidates infringe the intellectual property of others. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•	an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•	if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Litigation could result in substantial costs and be a distraction to management.

Risks Related to this Offering

The notes will be unsecured and subordinated to any senior debt, and pari passu to any senior subordinated debt, and therefore the claims of holders of our senior debt will be senior to the claims of holders of the notes and the claims of holders of our senior subordinated debt will be paid in proportion to the claims of holders of the notes.

The notes will be unsecured. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after any senior secured debt has been paid in full in cash or other payment satisfactory to the holders of such indebtedness has been made, and in such event the notes will be paid in a pari passu fashion with the holders of such other senior subordinated indebtedness. There is a significant risk that there will not be sufficient assets remaining to pay amounts due on any or all of the notes and other indebtedness then outstanding. As a result, noteholders and our general creditors may recover nothing or less, ratably, than the holders of any senior secured debt. Any significant additional secured debt incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior secured debt may, under certain circumstances, restrict or prohibit us from making payments on the notes.

The notes contain no financial covenants; therefore, the note holders will not have protection against adverse changes in our business.

The indenture for the notes does not contain any financial covenants, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a change of control permitting holders to require us to repurchase their notes under the indenture.

The notes are not guaranteed by any of our subsidiaries and therefore their obligations to repay their liabilities will have priority over our obligations under the notes if we become insolvent or default on our outstanding debt.

The notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries. The claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries.

We may not have the ability to repurchase notes for cash pursuant to their terms or to pay the amounts due upon conversion of the notes when required.

In certain circumstances, we may be required to repurchase all or a portion of your notes in cash. Upon conversion of the notes or repurchase upon a change of control, we are obligated to make a make-whole payment in cash. If we were required to repurchase your notes or we were required to make a make-whole payment, we cannot assure you that we will be able to pay the amount required in cash. Our ability to repurchase the notes or make such make-whole payment is subject to our liquidity position at the time, and may be limited by law, by the indenture, and by our then existing indebtedness and agreements. In addition, if we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such events, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the notes or make the required make-whole payments would constitute an event of default under the indenture under which we issued the notes, which would constitute an event of default under the terms of our existing senior secured debt and might constitute an event of default under the terms of our other indebtedness outstanding at that time.

If third parties bring claims against us, the proceeds held in escrow may be reduced and we may not be able to make our interest or make-whole payments under the notes.

Our placing of a portion of the proceeds in escrow may not protect those funds from third party claims against us. We cannot assure you that we will be able to prevent third parties, including other lenders or holders of our debt, from making claims against the escrow account. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in our escrow account may be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of the holders of the notes. To the extent bankruptcy claims deplete the amounts held in escrow, we cannot assure that we will able to make our interest or make-whole payments under the notes.

Future sales of common stock by our existing stockholders or after the conversion of the notes or exercise of the warrants may cause our stock price to fall.

The notes are convertible into common stock at any time and the warrants are exercisable for common stock on the six month anniversary of the issuance of the warrants. There is a significant likelihood that the holders will convert a portion of the notes into common stock and that the holders of the warrants will exercise a portion of their warrants and sell the shares. The market price of our common stock could decline as a result of sales of our common stock by our existing stockholders or upon the conversion of the notes or exercise of the warrants or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate, which could harm our ability to raise additional capital.

There is no public market for the notes or the warrants to be issued in this offering.

There is no established public trading market for the notes or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the notes or the warrants on any securities exchange or for quotation on The Nasdaq Capital Market. Without an active market, the liquidity of the notes and the warrants will be limited.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways in which you disagree.

We intend to use the net proceeds to repay indebtedness and for general corporate purposes. With the exception of the proceeds that we will deposit in the escrow account for future interest and make-whole payments on the notes and that we will use to repay presently outstanding indebtedness, we have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for our company. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Purchasers who convert their notes into common stock or exercise their warrants will incur immediate dilution.

If you convert your notes into shares of common stock or exercise your warrants for shares of common stock, you will experience immediate and substantial dilution because the per share conversion price of your notes and the exercise price of the warrants will be higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will experience dilution when we issue additional shares of common stock that we issue to raise additional capital or that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensations plans.

If we automatically convert the notes, you should be aware that there is a substantial risk of fluctuation in the price of our common stock from the date we elect to automatically convert to the conversion date.

We may elect to automatically convert the notes if the volume weighted average price of our common stock exceeds $1.70 for 20 trading days in any 30 trading day period after February 9, 2010, subject to the beneficial ownership limitations on conversion. You should be aware that there is a risk of fluctuation in the price of our common stock between the time when we may first elect to automatically convert the notes and the automatic conversion date and the date on which you sell the shares of our common stock.

Holders of our notes and warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon conversion of the notes or exercise of the warrants, you will have no rights with respect to our common stock, including rights to vote, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion of the notes or exercise of the warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the conversion or exercise date.

You should consider the United States federal income tax consequences of owning the notes.

Under the indenture governing the notes, the Company will agree, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United Stated federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. U.S. Holders will be required to accrue interest income on a constant yield to maturity basis at a “comparable rate” (subject to certain adjustments), with the result that a U.S. Holder generally will recognize taxable income in excess of regular interest payments received while the notes are outstanding.

A U.S. Holder will also recognize gain or loss on the sale, exchange, conversion, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, exchange, conversion, redemption or retirement, including the fair market value of our common stock received, if any, and the U.S. Holder’s adjusted tax basis in the note. Any gain recognized on the sale, exchange, conversion, redemption or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. Prospective investors should read the section “Certain United State Federal Income Tax Considerations” for a more complete discussion of the material United States federal income tax consequences of the ownership and disposition of the notes. Each prospective investor should consult its own tax advisor concerning the United States federal income tax consequences in light of such investor’s particular situation as well as any consequences arising under the laws of any other tax jurisdiction.

The United States federal income tax characterization of the notes are subject to substantial uncertainty.

The proper treatment of the notes is subject to substantial uncertainty. The notes have features that have not been addressed in any published authority and consequently there can be no assurance that the IRS might not successfully challenge the Company’s intended characterization and tax reporting of the notes as described below. In particular, due to the terms of the notes, there is substantial uncertainty as to the characterization of the notes as debt for United States federal income tax purposes, and, therefore, it is possible that the notes might be characterized as equity of the Company. The Company, however, intends to treat the notes as debt for United States federal income tax purposes. If the notes are not properly characterized as debt, the notes will be treated as equity of the Company. Prospective investors should read the section “Certain United States Federal Income Tax Considerations” for a more complete discussion of the material United States federal income tax consequences of the ownership and disposition of the notes. In light of the substantial uncertainty as to the United States federal income tax characterization of the notes as debt or equity of the Company, prospective investors, particularly those investors that would be Non-U.S. Holders, are urged to consult their own tax advisors as to the United States federal, local and foreign tax consequences of ownership and disposition of the notes.

You may be deemed to have received a taxable dividend without the receipt of any cash.

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate share in our assets or earnings may, in some circumstances, result in a deemed distribution to such holder. For example, if the conversion rate is increased at our discretion or in certain other circumstances (including in connection with the payment of additional shares in connection with a qualifying change in control), such increase may result in a deemed payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.” If you are a Non-U.S. Holder (as defined in “Certain United States Federal Income Tax Considerations”), such deemed distribution may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income Tax Considerations — Non-U.S. Holders.”

Risks Relating to our Common Stock

Our common stock may be delisted from The Nasdaq Capital Market or the OMX Nordic Exchange, which may make it more difficult for you to sell your shares.

In April 2008, we received a letter from the Nasdaq Listing Qualifications Department stating that we have not regained compliance with the continued listing requirements of The Nasdaq Capital Market because the market value of our listed securities fell below $35,000,000 for 10 consecutive trading days and we were unable to regain compliance. As a result, Nasdaq determined that our common stock would be delisted from The Nasdaq Capital Market on May 16, 2008. We appealed that determination which stayed the delisting of our common stock until the appeal is heard. In addition, we also received a letter from Nasdaq stating that we were not in compliance with the continued listing requirements of The Nasdaq Capital Market because the bid price of our common stock closed below the minimum of $1.00 per share requirement for 30 consecutive business days. Nasdaq requested that we also address this requirement in our appeal. The hearing for our appeal was held on June 12, 2008. On August 6, 2008, we received a determination that the Nasdaq Hearings Panel granted our request for continued listing, subject to our ability to (i) maintain a market value of listed securities above $35 million for 10 consecutive trading days, on or before August 29, 2008, (ii) comply with the requirement to maintain a minimum bid price of $1.00 per share by October 13, 2008 and (iii) comply with all requirements for continued listing on The Nasdaq Stock Market.

On August 27, 2008, we received a letter from the Nasdaq Hearings Panel stating that we maintained a market value of listed securities above $35 million for 10 consecutive trading days. On October 22, 2008, we received a letter from Nasdaq stating that given the extraordinary market conditions, Nasdaq determined on October 16, 2008 to suspend enforcement of the bid price and market value of publicly held shares requirements through Friday, January 16, 2009. On December 23, 2008 that suspension period was extended until April 20, 2009. As a result, all companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns. However, since we had no calendar days remaining in our compliance period as of October 16th, Nasdaq stated it would determine, upon reinstatement of the rules, whether (i) we maintained a minimum bid price of $1.00 per share for a minimum of 10 consecutive trading days, in which case we will regain compliance, or (ii) we met The Nasdaq Capital Market initial listing criteria, except for the bid price requirement, in which case we will be granted an additional 180 calendar day compliance period. If we do not regain compliance during the specified period, we may be delisted. We may appeal any Nasdaq decision to delist our stock.

We have also received a notice from the OMX Nordic Exchange that our common stock has been moved to the observation segment effective June 2, 2008 due to the fact that there is a material adverse uncertainty regarding our financial situation. The delisting of our common stock by The Nasdaq Capital Market may result in the delisting of our common stock on the OMX Nordic Exchange in Sweden and the delisting of our common stock on The Nasdaq Capital Market or the OMX Nordic Exchange would adversely affect the market price and liquidity of our common stock and warrants, your ability to sell your shares of our common stock, our ability to raise capital and, could cause our senior secured lender to assert that there has been a material adverse change in our business and declare an event of default of our senior secured loan.

We expect that our stock price will fluctuate significantly due to external factors, which could cause the value of your investment to decline.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance.

Since January 30, 2007, our common stock trades on The Nasdaq Capital Market and on the OMX Nordic Exchange. From January 5, 2006 through January 29, 2007, our common stock traded on The Nasdaq National Market. Prior to January 4, 2006, our common stock did not trade on an exchange. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future. In particular, as of January 27, 2009, we have outstanding warrants to purchase approximately 25.6 million shares of our common stock, and the market price of our common stock could decline as a result of exercises or sales by our existing warrant holders in the market or the perception that these exercises or sales could occur. These exercises or sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock may cause our stock price to fall.

As of February 3, 2009, we had outstanding warrants to exercise 4.6 million shares of our common stock with an exercise price of $0.39 - $0.41 which became exercisable in December 2008 and January 2009. We also have a significant number of warrants outstanding with exercise prices ranging from $0.63 to $1.88 that are currently outstanding and exercisable. The market price of our common stock could decline as a result of sales by our existing stockholders and warrant holders in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities or convertible debt securities at a time and price that we deem appropriate.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on any of our classes of capital stock to date, and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the listing requirements of The Nasdaq Capital Market and the OMX Nordic Exchange. The obligations of being a public company require significant additional expenditures and place additional demands on our management as we comply with the reporting requirements of a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

USE OF PROCEEDS

Any net proceeds we may receive will be used to repay our outstanding debt, including our outstanding $4,000 senior secured loan, approximately $0.4 million in fees required to be paid to our Senior Secured Lender, the outstanding $0.4 million of our zero coupon subordinated convertible notes due April 10, 2009 and our €1.5 million ($2.0 million) loan held by tbg. We expect to add the remainder of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures and working capital. We may invest funds that we do not immediately require in short-term marketable securities. From time to time, we may engage in additional public or private financings of a character and amount which we deem appropriate. We believe that our existing cash resources, together with the proceeds from this offering, will be sufficient to meet our projected operating and debt service requirements into the fourth quarter of 2009. We may not receive cash from the sale of warrants until such warrants are exercised.

BUSINESS

We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors. Our lead product is Ceplene®, which when used concomitantly with interleukin-2, or IL-2, is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On October 8, 2008, the European Commission issued a formal marketing authorization for Ceplene® in the European Union. Product marketing is expected to commence in 2009. In addition to Ceplene®, we have two oncology compounds and a pain product candidate for the treatment of peripheral neuropathies in clinical development. We believe this portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate.

Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. We have completed our first Phase I clinical trial for EPC2407. AzixaTM, or MPC-6827, an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc., or Myriad, as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.

Our late-stage pain product candidate, EpiCeptTM NP-1, or NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. In January 2009, we concluded a second Phase II clinical trial of NP-1 in which we studied its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and placebo. Both studies support the advancement of NP-1 into a registration-sized trial. NP-1 utilizes a proprietary formulation to administer FDA approved pain management therapeutics, or analgesics, directly on the skin’s surface at or near the site of the pain, targeting pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface.

Product Portfolio

The following chart illustrates the depth of our product pipeline:

Cancer

Cancer is the second leading cause of death in the United States. Half of all men and one third of all women in the United States will develop cancer during their lifetimes. Today, millions of people are living with cancer or have had cancer. Although there are many kinds of cancer, they are all caused by the out-of-control growth of abnormal cells. Normal body cells grow, divide, and die in an orderly fashion. During the early years of a person’s life, normal cells divide more rapidly until the person becomes an adult. After that, cells in most parts of the body divide only to replace worn-out or dying cells and to repair injuries. Because cancer cells continue to grow and divide, they are different from normal cells. Instead of dying, they outlive normal cells and continue to form new abnormal cells.

Cancer usually forms as a tumor. However, some cancers, like leukemia, do not form tumors. Instead, these cancer cells involve the blood and blood-forming organs and circulate through other tissues where they grow. Often, cancer cells travel to other parts of the body where they begin to grow and replace normal tissue. Different types of cancer can behave very differently. For example, lung cancer and breast cancer are very different diseases. They grow at different rates and respond to different treatments. That is why people with cancer need treatment that is aimed at their particular kind of cancer. The risk of developing most types of cancer can be reduced by changes in a person’s lifestyle, for example, by quitting smoking and eating a better diet. The sooner a cancer is found and treatment begins, the better are the chances for living for many years.

Ceplene®

Ceplene®, generically named histamine dihydrochloride, is our proprietary product approved for the remission maintenance and prevention of relapse in adult patients with AML in first remission. Ceplene® is to be administered in conjunction with low-dose IL-2. Ceplene® is designed to protect lymphocytes responsible for immune-mediated destruction of residual leukemic cells. Ceplene® reduces the formation of oxygen radicals from phagocytes, inhibiting nicotinamide adenine dinucleotide phosphate-oxidase, or NADPH oxidase, and protecting IL-2-activated Natural Killer cells, or NK-cells, and Thymus cells, or T-cells. These two kinds of cells, NK-cells and T-cells, possess an ability to kill and support the killing of cancer cells and virally infected cells.

In October 2008, we received a full marketing authorization from the European Commission, or EU, for Ceplene®. The approval allows Ceplene® to be marketed in the 27 member states of the EU, as well as in Iceland, Liechtenstein and Norway. The approval by the European Commission is based, in part, on the results of the pivotal 320-patient Phase III trial for Ceplene® in conjunction with IL-2. The primary result of this trial was that treatment with Ceplene/IL-2 significantly reduced the occurrence of relapse among AML patients in complete remission. The improvement of long-term leukemia-free survival in patients receiving Ceplene/IL-2 exceeded 50%. Moreover, Ceplene® was well tolerated in this patient population and conferred an acceptable risk benefit profile for AML patients.

Ceplene was designated as an orphan medicinal product in the EU on April 11, 2005 for the treatment of AML. As a result of its designation as an Orphan Medical Product, we have been granted 10 years of market exclusivity in the EU for Ceplene®. As part of receiving marketing authorization under Exceptional Circumstances for Ceplene®, we will perform two post-approval clinical studies. One of the studies will seek to further elucidate the clinical pharmacology of Ceplene® by assessing certain biomarkers in AML patients in first remission. The other study will assess the effect of Ceplene/IL-2 on the development of minimal residual disease in the same patient population. We are considering combining these studies into a single clinical trial.

We have also advanced our efforts to gain approval for Ceplene® as a remission maintenance treatment for AML patients in North America. In December 2008, we received permission to proceed with a New Drug Submission filing for Ceplene® with Health Canada for the treatment of AML in Canada. In January 2009, we received permission to proceed with a New Drug Application Filing for Ceplene® with the U.S. FDA.

AML is the most common type of acute leukemia in adults. There are approximately 40,000 AML patients in the EU, with 16,000 new cases occurring each year. Additionally, there are approximately 12,000 new cases of AML and 9,000 deaths caused by this cancer each year in the United States. Once diagnosed with AML, patients typically receive induction and consolidation chemotherapy, with the majority of those patients achieving complete remission. However, about 70-80% of patients who achieve first complete remission will relapse, with the median time in remission before relapse with current treatments being only 12 months. Less than 15% of relapsed patients survive long-term.

EPC2407

EPC2407 is a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas. EPC2407 has shown promising vascular targeting activity with potent anti-tumor activity in pre-clinical in vitro and in vivo studies. The molecule has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. Murine models of human tumor xenografts demonstrated EPC2407 inhibits growth of established tumors of a number of different cancer types. In preclinical tumored animal models, combination therapy has demonstrated synergistic activity.

In November 2004, two publications appeared in Molecular Cancer Therapeutics discussing EPC2407, a journal of the American Association of Cancer Research (“Discovery and mechanism of action of a novel series of apoptosis inducers with potential vascular targeting activity”, Kasibhatla, S., Gourdeau, H., Meerovitch, K., Drewe, J., Reddy, S., Qiu, L., Zhang, H., Bergeron, F., Bouffard, D., Yang, Q., Herich, J., Lamothe, S., Cai, S. X., Tseng, B., Mol. Cancer Ther. 2004 vol. 3 pp. 1365-1374; and “Antivascular and antitumor evaluation of 2-amino-4-(3-bromo-4,5-dimethoxy-phenyl)-3-cyano-4H-chromenes, a novel series of anticancer agents”, Henriette Gourdeau, Lorraine Leblond, Bettina Hamelin, Clemence Desputeau, Kelly Dong, Irenej Kianicka, Dominique Custeau, Chantal Boudreau, Lilianne Geerts, Sui-Xiong Cai, John Drewe, Denis Labrecque, Shailaja Kasibhatla, and Ben Tseng, Mol. Cancer Ther. 2004 vol. 3 pp. 1375-1384). The manuscripts characterize EPC2407 as a potent caspase activator demonstrating vascular targeting activity and potent antitumor activity in pre-clinical in vitro and in vivo studies. EPC2407 appeared highly effective in mouse tumor models, producing tumor necrosis at doses that correspond to only 25% of the maximum tolerated dose, or MTD. Moreover, in combination treatment, EPC2407 significantly enhanced the antitumor activity of cisplatin, resulting in tumor-free animals.

In October 2007, we completed a Phase I clinical trial for EPC2407. We successfully identified the MTD of EPC2407 in the Phase I study. The MTD was below the dose which produced the expected toxicity based on preclinical studies at higher doses. EPC2407 was administered as a single agent in increasing doses to small cohorts of patients with advanced solid tumors. A total of seventeen patients were enrolled in the study. The drug was tested in a variety of cancer types including melanoma, prostate, lung, breast, colon, and pancreatic cancers. The study, which was initiated in December 2006, was conducted at three cancer centers in the United States. In addition to determining the MTD of EPC2407, the primary objective of the study was to determine the pharmacokinetic profile of the drug. In 2008, we enrolled additional patients into the study, lengthening the infusion period of the drug in order to increase the MTD. Results from the studies will help characterize the pharmacodynamic effects on tumor blood flow and potentially identify early signs of objective anti-tumor response as measured by computed axial tomography, or CT scans, magnetic resonance imaging, or MRI, or positron emission tomography, or PET scan, in advanced cancer patients with well vascularized solid tumors. A Phase Ib study of EPC2407 in combination with cisplatin is expected to commence in the first half 2009.

Azixatm (MPC6827)

AzixaTM is a compound discovered from our ASAP drug discovery platform and licensed to Myriad Genetics for clinical development. AzixaTM demonstrated a broad range of anti-tumor activities against many tumor types in various animal models as well as activity against different types of multi-drug resistant cell lines. The Phase I clinical testing was conducted by Myriad, on patients with solid tumors with a particular focus on brain cancers or brain metastases due to the pharmacologic properties of AzixaTM in pre-clinical animal studies that indicated higher drug levels in the brain than in the blood. Myriad reported in the third quarter of 2006 that a MTD had been reached for AzixaTM and that they had seen evidence of tumor regression at doses less than the MTD in some patients. In March 2007, Myriad initiated two Phase II registration-sized clinical trials for AzixaTM in patients with primary brain cancer and in patients with melanoma that has spread to the brain. In August 2007, Myriad initiated a third Phase II clinical trial for AzixaTM in patients with non-small-cell lung cancer that has spread to the brain. The trials are designed to assess the safety profile of AzixaTM and the extent to which it can improve the overall survival of these patients. In March 2008, we received a milestone payment of $1.0 million upon dosing of the first patient in a Phase II registration-sized clinical trial.

ASAP (Anti-cancer Screening Apoptosis Platform)

Using chemical genetics and our proprietary high-throughput cell-based screening technology, we can effectively identify new cancer drug candidates and molecular targets with the potential to induce apoptosis selectively in cancer cells. Our screening technology is particularly versatile, since it can adapt its assays for use in a wide variety of primary cells or cultured cancer cell lines. We call this platform technology ASAP, which is an acronym for Apoptosis Screening and Anti-cancer Platform. The technology can monitor activation of caspases inside living cells and is versatile enough to measure caspase activity across multiple cell types including cancer cells, primary immune cells, cell lines from different organ systems or genetically engineered cells. This allows us to find potential drug candidates that are selective for specific cancer types, permitting the ability to focus on identifying potential cancer-specific drugs that will have increased therapeutic benefit and reduced toxicity or for immunosuppressive agents selective for activated B/T cells. Our high-throughput screening capabilities allow us to screen approximately 30,000 compounds per day. To date, this program has identified more than 40 in vitro lead compounds with potentially novel mechanisms that induce apoptosis in cancer cells. Four lead oncology candidates, two in Phase I/II clinical programs and two in pre-clinical, are being developed independently or through strategic collaborations. The assays underlying the screening technology are protected by multiple United States and international patents and patent applications.

In January 2009, we discontinued our drug discovery activity in order to direct our resources toward the registration of Ceplene® in North America and clinical development programs. We plan to offer our proprietary ASAP drug discovery technology for sale or partnering to an interested party.

Peripheral Neuropathy

Peripheral neuropathy is a medical condition caused by damage to the nerves in the peripheral nervous system. The peripheral nervous system includes nerves that run from the brain and spinal cord to the rest of the body. According to Business Insight’s study “The Pain Market Outlook to 2011” published in June 2006, peripheral neuropathy affects over 15 million people in the United States and is associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, HIV/AIDS and other diseases. It can also be caused by trauma or may result from surgical procedures. Peripheral neuropathy is usually first felt as tingling and numbness in the hands and feet. Symptoms can be experienced in many ways, including burning, shooting pain, throbbing or aching. Peripheral neuropathy can cause intense chronic pain that, in many instances, is debilitating.

Post-herpetic neuralgia, or PHN, is one type of peripheral neuropathic pain associated with herpes zoster, or shingles, which exists after the rash has healed. According to Datamonitor, PHN affects over 100,000 people in the United States each year. PHN causes pain on and around the area of skin that was affected by the shingles rash. Most people with PHN describe their pain as “mild” or “moderate.” However, the pain can be severe in some cases. PHN pain is usually a constant, burning or gnawing pain but can be an intermittent sharp or stabbing pain. Current treatments for PHN have limited effectiveness, particularly in severe cases and can cause significant adverse side effects. One of the initial indications for our NP-1 product candidate is for the treatment of peripheral neuropathy in PHN patients.

Painful diabetic peripheral neuropathy, or DPN, is common in patients with long-standing Type 1(juvenile) and Type 2 (adult onset) diabetes mellitus. An estimated 18.2 million people have diabetes mellitus in the United States. The prevalence of neuropathy approaches 50% in those with diabetes mellitus for greater than 25 years. Specifically, the lifetime incidence of DPN is 11.6% and 32.1% for Type 1 and 2 diabetes, respectively. Common symptoms of DPN are sharp, stabbing, burning pain, or allodynia, or pain to light touch, with numbness and tingling of the feet and sometimes the hands.

Various drugs are currently used in the treatment of DPN. These include tricyclic antidepressants, or TCA’s, such as amitriptyline, anticonvulsants such as gabapentin, serotonin and norepinephrine re-uptake inhibitors (e.g., duloxetine), and opioids (e.g., oxycodone). Unfortunately, the use of these drugs is often limited by the extent of the pain relief provided and the occurrence of significant central nervous system, or CNS, side effects such as dizziness, somnolence, and confusion. Because of its limited systemic absorption into the blood, NP-1 topical cream potentially fulfills the unmet need for a safe, better tolerated, and effective agent for painful DPN.

Cancer pain represents a large unmet market. This condition is caused by the cancer tumor itself as well as the side effects of cancer treatments, such as chemotherapy and radiotherapy. According to Business Insight’s study, “Pain Market Outlook for 2011”, published in June 2006, over 5 million patients in the United States experience cancer-related pain. This pain can be placed in three main areas: visceral, somatic and neuropathic. Visceral pain is caused by tissue damage to organs and may be described as gnawing, cramping, aching or sharp. Somatic pain refers to the skin, muscle or bone and is described as stabbing, aching, throbbing or pressure. Neuropathic pain is caused by injury to, or compression of, the structures of the peripheral and central nervous system. Chemotherapeutic agents, including vinca alkaloids, cisplatin and paclitaxel, are associated with peripheral neuropathies. Neuropathic pain is often described as sharp, tingling, burning or shooting.

EpiCeptTM NP-1.  NP-1 is a prescription topical analgesic cream containing a patented formulation of two FDA-approved drugs, amitriptyline, which is a widely-used antidepressant, and ketamine, an NMDA antagonist that is used as an intravenous anesthetic. NP-1 is designed to provide effective, long-term relief from the pain caused by peripheral neuropathies. Since each of these ingredients has been shown to have significant analgesic effects and because NMDA antagonists, such as ketamine, have demonstrated the ability to enhance the analgesic effects of amitriptyline, we believe the combination is a good candidate for the development of a new class of analgesics. We believe that NP-1 can be used in conjunction with orally delivered analgesics, such as gabapentin.

NP-1 is a white vanishing cream that is applied twice daily and is quickly absorbed into the applied area. We believe the topical delivery of its patented combination represents a fundamentally new approach for the treatment of pain associated with peripheral neuropathy. In addition, we believe that the topical delivery of this product candidate will significantly reduce the risk of adverse side effects and drug to drug interactions associated with the systemic delivery of the active ingredients. The results of our clinical trials to date have demonstrated the safety of the cream for use for up to one year and a potent analgesic effect in subjects with both post-herpetic neuralgia and other types of peripheral neuropathy, such as those with diabetic, traumatic and surgical causes.

Current Clinical Initiatives.  In January 2009, we completed a Phase IIb, multi-center, randomized, placebo controlled trial in approximately 360 patients evaluating the analgesic properties and safety of NP-1 cream in patients with post-herpetic neuropathy. This trial compared the efficacy and safety of NP-1 against both gabapentin, the leading drug prescribed for this indication, and placebo. The first primary endpoint was the change in pain intensity over the four week duration of the trial. The data demonstrated that NP-1 achieved statistically significant superior efficacy compared with placebo (p=0.024). An additional primary endpoint, to demonstrate that NP-1 was not inferior to gabapentin in reducing pain, was also met. A key secondary endpoint measured in the trial from a responder analysis indicated that 63% of patients in the NP-1 treatment arm achieved a reduction in pain scores of at least 30%, significantly higher than that of patients in the placebo arm (p=0.033). Top-line data results further indicate that NP-1 achieved a superior safety profile when compared with gabapentin, especially with regard to dizziness and somnolence, as evaluated by the reporting of adverse events.

In February 2008, we completed a Phase II clinical trial in 215 patients suffering from DPN. The results of this double-blind, placebo-controlled study demonstrated that the primary endpoint, the difference in changes in pain intensity between NP-1 and placebo over the four week duration of the trial, nearly reached statistical significance (p=0.0715). The analgesic benefits of NP-1 continued to build over time during the course of the study. Key secondary endpoints measured in the trial from a responder analysis indicate that 60% of patients in the NP-1 treatment arm achieved a reduction of pain scores of at least 30% compared with 48% of patients in the placebo arm (p=0.076). In addition, 33% of patients in the NP-1 treatment arm achieved a reduction in pain scores of at least 50% compared with 21% of patients in the placebo arm (p=0.078). All pain scores measured trended in favor of the NP-1 treated patients over the placebo group, indicative of an analgesic effect in this type of peripheral neuropathic pain. We concluded that preliminary data derived from the trial support the continued study of NP-1 in a late-stage pivotal clinical trial.

In the third quarter of 2007, the National Cancer Institute, or NCI, initiated a Phase III multicenter, randomized, placebo-controlled clinical trial in approximately 400 patients evaluating the effects of NP-1 cream in treating patients suffering from chemotherapeutic induced peripheral neuropathy, also known as CPN. CPN may affect 50% of women undergoing treatment for breast cancer. A common therapeutic agent for the treatment of advanced breast cancer is paclitaxel, and as many as 80% of the patients with advanced breast cancer experience some signs and symptoms of CPN, such as burning, tingling pain associated sometimes with mild muscular weakness, after high dose paclitaxel administration. The study is being conducted within a network of approximately 25 sites under the direction of the NCI funded Community Clinical Oncology Program, or CCOP.

We held an End of Phase II meeting with the FDA in April 2004 to discuss the protocols for our planned Phase III clinical trials. In that meeting, the FDA accepted our stability data and manufacturing plans for the combination product, as well as toxicology data on ketamine from studies conducted by others and published literature. The FDA also confirmed that the proposed New Drug Application, or NDA, would qualify for a Section 505(b)(2) submission (for details on this submission process, see “Item 1. Business — Government Regulation — United States — Section 505(b)(2) Drug Applications” below). The FDA approved our Phase III clinical trial protocol and indicated that a second factorial Phase III clinical trial would be required. The FDA also requested that we conduct an additional pharmacokinetic trial to assess dermal absorption of ketamine and outlined the parameters for long-term safety studies for the high-dose formulation. The pharmacokinetic clinical trial involved applying the cream twice daily and measuring blood concentration levels of amitriptyline and ketamine over 96 hours.

Our Strategic Alliances

Myriad

We licensed the MX90745 series of caspase-inducer anti-cancer compounds to Myriad in 2003. Under the terms of the agreement, we granted to Myriad a research license to develop and commercialize any drug candidates from the series of compounds with a non-exclusive, worldwide, royalty-free license, without the right to sublicense the technology. Myriad is responsible for the worldwide development and commercialization of any drug candidates from the series of compounds. We also granted to Myriad a worldwide royalty bearing development and commercialization license with the right to sublicense the technology. The agreement required Myriad to make research payments to us totaling $3 million which was paid and recognized as revenue prior to January 4, 2006. Assuming the successful commercialization of the compound for the treatment of cancer, we are also eligible to receive up to $24.0 million upon the achievement of certain milestones and the successful commercialization of the compound for treatment of cancer as well as a royalty on product sales. In March 2007, Myriad initiated a Phase II registration sized clinical trial for AzixaTM (MPC6827). In March 2008, we received a milestone payment of $1.0 million following dosing of the first patient in this trial.

DURECT

In December 2006, we entered into a license agreement with DURECT Corporation, or DURECT, pursuant to which we granted DURECT the exclusive worldwide rights to certain of our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. Under the terms of the agreement, we received a $1.0 million upfront payment. In September 2008, we amended our license agreement with DURECT. Under the terms of the amended agreement, we granted DURECT royalty-free, fully paid up, perpetual and irrevocable rights to the intellectual property licensed as part of the original agreement in exchange for a cash payment of $2.25 million from DURECT.

Manufacturing

We have no in-house manufacturing capabilities. We intend to outsource all of our manufacturing activities for the foreseeable future. We believe that this strategy will enable us to direct operational and financial resources to the development of our product candidates rather than diverting resources to establishing a manufacturing infrastructure.

We have entered into arrangements with qualified third parties for the formulation and manufacture of our clinical supplies. We intend to enter into additional written supply agreements in the future and are currently in negotiations with several potential suppliers. We generally purchase our supplies from current suppliers pursuant to purchase orders. We plan to use a single, separate third party manufacturer for each of our product candidates for which we are responsible for manufacturing. In some cases, the responsibility to manufacture product, or to identify suitable third party manufacturers, may be assumed by our licensees. We cannot assure you that our current manufacturers can successfully increase their production to meet full commercial demand. We believe that there are several manufacturing sources available to us, including our current manufacturers, which can meet our commercial supply requirements on commercially reasonable terms. We will continue to look for and secure the appropriate manufacturing capabilities and capacity to ensure commercial supply at the appropriate time.

Sales and Marketing

We do not currently have internal sales or marketing capabilities. In order to commercially market Ceplene® or any of our product candidates, if we obtain regulatory approval, we must either develop an internal sales and marketing infrastructure or collaborate with third parties with sales and marketing expertise. We have retained full rights to commercialize Ceplene®, NP-1 and EPC2407 worldwide. In addition, we have granted Myriad exclusive worldwide commercialization rights, with rights to sublicense, for MPC 6827. We will likely market our products in international markets outside of North America through collaborations with third parties. We intend to make decisions regarding internal sales and marketing of our product candidates on a product-by-product and country-by-country basis.

Intellectual Property

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and drug candidates as well as successfully defending these patents against third-party challenges. We have various compositions of matter and use patents, which have claims directed to our product candidates or methods of their use. Our patent policy is to retain and secure patents for the technology, inventions and improvements related to our core portfolio of product candidates. We currently own eighty one U.S. and international patents. We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position.

The following is a summary of the patent position relating to our in-house product candidates:

Ceplene® — The intellectual property protection surrounding our histamine technology includes 24 U.S. patents issued or allowed that expire in February 2023, with patents issued or pending in the international markets concerning specific therapeutic areas or manufacturing. Claims include the therapeutic administration of histamine or any H2 receptor agonist in the treatment of cancer, infectious diseases and other diseases, either alone or in combination therapies, the novel synthetic method for the production of pharmaceutical-grade histamine dihydrochloride, the mechanism of action including the binding receptor and pathway, and the rate and route of administration.

EPC2407 — The intellectual property protection regarding this compound is covered by two issued U.S. patents that expire in May 2022 and one application pending covering the composition and uses of this compound and structurally related analogs. Additional foreign patent applications are pending in major pharmaceutical markets outside the United States.

EpiCeptTM NP-1 — We own a U.S. patent with claims directed to a formulation containing a combination of amitriptyline and ketamine, which can be used as a treatment for the topical relief of pain, including neuropathic pain, that expires in August 2021. We also have a license to additional patents, which expire in September 2015 and May 2018, and which have claims directed to topical uses of tricyclic antidepressants, such as amitriptyline, and NMDA antagonists, such as ketamine, as treatments for relieving pain, including neuropathic pain. Additional foreign patent applications are pending related to NP-1 in many major pharmaceutical markets outside the United States.

We may seek to protect our proprietary information by requiring our employees, consultants, contractors, outside partners and other advisers to execute, as appropriate, nondisclosure and assignment of invention agreements upon commencement of their employment or engagement. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose information to competitors. Enforcing a claim that a third party illegally obtained and is using trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

The pharmaceutical, biotechnology and other life sciences industries are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. While our drug candidates are in clinical trials, and prior to commercialization, we believe our current activities fall within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the United States and Section 55.2(1) of the Canadian Patent Act, each of which covers activities related to developing information for submission to the FDA and its counterpart agency in Canada. As our drug candidates progress toward commercialization, the possibility of an infringement claim against us increases. While we attempt to ensure that our drug candidates and the methods we employ to manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that we infringe on their proprietary rights.

For a discussion of the risks associated with our intellectual property, see “Risk Factors — Risks Relating to Intellectual Property.”

License Agreements

We have in the past licensed and will continue to license patents from collaborating research groups and individual inventors.

Epitome/Dalhousie

In August 1999, we entered into a sublicense agreement with Epitome Pharmaceuticals Limited under which we were granted an exclusive license to certain patents for the topical use of tricyclic anti-depressants and NMDA antagonists as topical analgesics for neuralgia that were licensed to Epitome by Dalhousie University. These and other patents cover the combination treatment consisting of amitriptyline and ketamine in NP-1. This technology has been incorporated into NP-1. In July 2007, we converted the sublicense agreement previously established with Epitome Pharmaceuticals Limited, related to NP-1, into a direct license with Dalhousie University. Under this new arrangement, we gained more favorable terms, including a lower maintenance fee obligation and reduced royalty rate on future product sales.

We have been granted worldwide rights to make, use, develop, sell and market products utilizing the licensed technology in connection with passive dermal applications. We are obligated to make payments to Dalhousie upon achievement of specified milestones and to pay royalties based on annual net sales derived from the products incorporating the licensed technology. At the end of each year in which there has been no commercially sold products, we are obligated to pay Dalhousie a maintenance fee, or Dalhousie will have the option to terminate the contract. The license agreement with Dalhousie terminates upon the expiration of the last to expire licensed patent. The sublicense agreement with Epitome terminated in July 2007. During 2007, 2006 and 2005, we paid Epitome a fee of $0.3 million, $0 and $0.2 million, respectively and will be required to pay an annual fee of $0.3 million for the next two years if the agreement with Dalhousie remains in effect. During 2007, we paid Dalhousie a signing fee of $0.3 million, a maintenance fee of $0.4 million and a milestone payment of $0.2 million upon the dosing of the first patient in a Phase III clinical trial for the licensed product. These payments were expensed to research and development in 2007.

Shire Biochem

In March 2004 and as amended in January 2005, we entered into a license agreement reacquiring the rights to the MX2105 series of apoptosis inducer anti-cancer compounds from Shire BioChem, Inc., formerly known as BioChem Pharma, Inc., who had previously announced that oncology would no longer be a therapeutic focus of the company’s research and development efforts. Under the agreements, Shire BioChem agreed to assign and/or license to us rights it owned under or shared under its oncology research program. The agreement requires that we provide Shire BioChem a portion of any sublicensing payments we receive if we relicense the series of compounds, and make milestone payments to Shire BioChem totaling up to $26 million, assuming the successful commercialization of a compound for the treatment of a cancer indication, as well as pay a royalty on product sales. In 2006, we recorded a license fee expense of $0.5 million upon the commencement of a Phase I clinical trial for EPC2407.

Hellstrand

In October 1999, we entered into a royalty agreement with Dr. Kristoffer Hellstrand under which we have an exclusive license to certain patents for Ceplene® configured for the systemic treatment of cancer, infectious diseases, autoimmune diseases and other medical conditions. We previously paid Dr. Hellstrand $1 million. In addition, we owe a royalty of 1% of net sales. As of September 30, 2008, no royalties have been paid.

Government Regulation

United States

The FDA and comparable state and local regulatory agencies impose substantial requirements upon the clinical development, manufacture, marketing and distribution of drugs. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our product candidates. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. The process required by the FDA before our product candidates may be marketed in the United States generally involves the following:

•	completion of extensive pre-clinical laboratory tests, pre-clinical animal studies and formulation studies all performed in accordance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an Investigational New Drug, or IND, application that must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of an NDA to the FDA;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Pre-clinical Activities.  Pre-clinical activities include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of pre-clinical tests, together with manufacturing information and analytical data, are submitted as part of an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND, or those of our collaborators, may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center, and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive Good Clinical Practice, or GCP, regulations and regulations for informed consent of subjects.

Clinical Trials.  For purposes of NDA submission and approval, clinical trials are typically conducted in the following three sequential phases, which may overlap:

•	Phase I: Studies are initially conducted in a limited population to test the drug candidate for safety, dose tolerance, absorption, metabolism, distribution and excretion in healthy humans or, on occasion, in subjects. In some cases, a sponsor may decide to run what is referred to as a “Phase Ib” evaluation, which is a second safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs.

•	Phase II: Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the drug candidate for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase III clinical trials. In some instances, a sponsor may decide to run what is referred to as a “Phase IIa” clinical trial, which is designed to provide dose-ranging and additional safety and pharmaceutical data. In other cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial that could, if positive and accepted by the FDA, serve as a pivotal clinical trial in the approval of a drug candidate.

•	Phase III: These are commonly referred to as pivotal studies. When Phase II clinical trials demonstrate that a dose range of the drug candidate is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically dispersed clinical trial sites.

In some cases, the FDA may give conditional approval of an NDA for a drug candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA approval. Such post-approval trials are typically referred to as Phase IV clinical trials.

New Drug Application.  The results of drug candidate development, pre-clinical testing, chemistry and manufacturing controls and clinical trials are submitted to the FDA as part of an NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, by law the

FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. The FDA may deny approval of an NDA if the applicable regulatory criteria are not satisfied, or it may require additional clinical data or an additional pivotal Phase III clinical trial. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than we do. Once issued, the FDA may withdraw drug approval if ongoing regulatory requirements are not met or if safety problems occur after the drug reaches the market. In addition, the FDA may require testing, including Phase IV clinical trials, and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a drug based on the results of these post-marketing programs. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, we may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials.

Satisfaction of FDA regulations and requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug candidates on a timely basis, if at all. Even if a drug candidate receives regulatory approval, the approval may be significantly limited to specific usages, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug may result in restrictions on the drug or even complete withdrawal of the drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of our drug candidates would harm its business. In addition, we cannot predict what additional governmental regulations may arise from future U.S. governmental action.

Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including record keeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to potential legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

Section 505(b)(2) Drug Applications.  Once an FDA-approved new drug is no longer patent-protected, another company may sponsor a new indication, a new use or put the drug in a new dosage form. Each new indication from a different company requires an NDA filing. As an alternate path to FDA approval for new or improved formulations of previously approved products, a company may file a Section 505(b)(2) NDA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. However, this NDA does not have to contain all of the information or data that was submitted with the original NDA because of the FDA’s prior experience with the drug product. An original NDA for an FDA-approved new drug would have required numerous animal toxicology studies that have been reviewed by the FDA. These can be referenced in the 505(b)(2) NDA submitted by the new applicant. Many studies in humans that support the safety of the drug product may be in the published literature. The FDA allows the new sponsor company to submit these publications to support its 505(b)(2) NDA. By allowing the new sponsor company to use this information, the time and cost required to obtain approval for a drug product for the new indication can be greatly reduced. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered with the three-phase sequential process that is discussed above under “Government Regulation — United States.” However, the foreign equivalent of an IND is not a prerequisite to performing pilot studies or Phase I clinical trials.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is required for oncology products and is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all member states. This authorization is a marketing authorization application, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the resulting prices would be insufficient to generate an acceptable return to us or our collaborators.

Legal Proceedings

We are not currently involved in any material legal proceedings.

Facilities

Our facilities consist of approximately 37,571 square feet of research and office space. We lease 9,805 square feet located at 777 Old Saw Mill River Road, Tarrytown, New York, until February 2012. We also lease 2,766 square feet in Munich, Germany until July 2009. We currently lease approximately 25,000 renewable square feet of laboratory and office space in San Diego, California, however, we intend to find a subleasee for our San Diego office space.

Corporate Information

We were incorporated in Delaware in March 1993. We have two wholly-owned subsidiaries, EpiCept GmbH, based in Munich, Germany, which is engaged in research and development activities on our behalf and Maxim Pharmaceuticals, Inc. which we acquired in January 2006. Our principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York, and our telephone number is (914) 606-3500. Our website address is www.epicept.com. Our website, and the information contained in our website, is not a part of this prospectus.

Employees

As of February 2, 2009, our workforce consists of 20 full-time employees and one part-time employee, seven of whom hold a Ph.D. or M.D., and one of whom holds another advanced degree. We have no collective bargaining agreements with our employees and have not experienced any work stoppages. We believe that our relations with our employees are good.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

The material terms and provisions of the 7.5556% Convertible Senior Subordinated Notes being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms of the notes as set forth in the indenture and form of note to be filed as exhibits to our current report on Form 8-K which we will file with the SEC on or about February 9, 2009.

The 7.5556% convertible senior subordinated notes due February 9, 2014, or the notes, will be senior subordinated debt securities as described in this prospectus supplement and the accompanying prospectus. The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the senior subordinated debt securities set forth in this prospectus supplement and the accompanying prospectus. Capitalized terms used herein and not defined in this prospectus supplement shall have the meanings given to them in the senior subordinated indenture referred to in this prospectus supplement.

General

We will issue the notes under an indenture, dated as of February 9, 2009, between EpiCept and The Bank of New York Mellon, as trustee. The notes will be junior in right of payment with all of our existing Senior Debt and pari passu in right of payment with our existing and future senior debt.

We will issue the notes only in registered form, in denominations of $2,000 and integral multiples of $1,000. We will pay principal and interest at the corporate trust office of the trustee in New York, New York or at such other office or agency that we will maintain for such purpose in New York, New York. At our option, we may pay interest by check mailed to the person entitled to payment at that person’s address appearing on the register of the notes or via wire transfer to a U.S. Dollar account maintained by the payee.

The notes will not be redeemable by us prior to maturity. The notes will not be subject to any sinking fund. We may not issue indebtedness that is structurally senior to these notes so long as these notes remain outstanding.

The notes will initially be limited to a total aggregate principal amount of $25,000,000, and will mature on February 9, 2014.

The notes will bear interest from February 9, 2009 or from the most recent date to which we have paid or provided for interest, at the annual rate of 7.5556%. We will pay interest semiannually on the notes on each June 30 and December 31, beginning on June 30, 2009, to the person in whose name the notes are registered at the close of business on June 15 or December 15 prior to the payment date.

We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months. If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made.

Subordination

We may not pay principal of, or premium, if any, interest on, or any other amounts payable in respect of, the notes and may not repurchase, redeem or otherwise retire any notes (collectively, “pay the notes”), if:

(a) any principal, premium, interest or any other amount payable in respect of any Senior Debt is not paid within any applicable grace period (including at maturity), or

(b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms, unless, in either case,

(1) the default has been cured or waived and any such acceleration has been rescinded, or

(2) such Senior Debt has been paid in full in cash;

provided, however, that we may pay the notes without regard to the foregoing if we and the Trustee receive written notice approving such payment from the Representative of such issue of Senior Debt.

Upon any payment or distribution or upon a total or partial liquidation, dissolution or winding up of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property or upon an assignment for the benefit of creditors or marshalling of assets and liabilities:

(a) the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the notes are entitled to receive any payment of principal of, or interest, on, or any other amount payable to holders in respect of the notes, except that holders of notes may receive and retain Permitted Junior Securities; and

(b) until the Senior Debt is paid in full in cash, any distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Debt.

If a payment or distribution is made to holders of notes or the Trustee for the benefit of the holders of notes that, due to the subordination provisions, should not have been made to them, such holders or the Trustee will be required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

If payment of the notes is accelerated when any Senior Debt is outstanding, we may not pay the notes until three business days after the holders of Senior Debt receive notice of such acceleration and, thereafter, may pay the notes only if the Indenture otherwise permits payment at that time.

“Permitted Junior Securities” means:

(a) our capital stock; or

(b) debt securities that are subordinated to all Senior Debt and debt securities that are issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the Indenture and have a stated maturity after (and do not provide for scheduled principal payments prior to) the stated maturity of any Senior Debt and any debt securities issued in exchange for Senior Debt;

provided, however, that, if such capital stock or debt securities are distributed in a bankruptcy or insolvency proceeding, such capital stock or debt securities are distributed pursuant to a plan of reorganization consented to by each class of Senior Debt.

“Senior Debt” means any debt outstanding under means that certain loan and security agreement, dated as of August 30, 2006, among the Company, Maxim Pharmaceuticals Inc. and Hercules Technology Growth Capital, Inc.

Form, Denomination, Transfer and Exchange

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Principal of, premium, if any, and interest on the notes payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York. Until we designate otherwise, our office or agency is the trustee’s corporate trust office presently located in the Borough of Manhattan, The City of New York.

Conversion Rights

The notes are convertible into shares of our common stock at any time upon the election of the holder. Each $1,000 principal amount of the notes will be initially convertible into 1,111.11 shares of our common stock, which equates to an initial conversion price of approximately $.90 per share. The conversion rate is subject to adjustment as described below. In addition, the notes will be automatically converted into shares of our common stock if our common stock trades for 20 consecutive trading days within any 30 day consecutive trading period after February 9, 2010 at a price equal to or greater than $1.70 per share. In the event that the notes are converted by the holder at any time prior to maturity, we will pay to the holder of the converted notes an amount equal to the total interest that would accrue on the notes from the issue date through the date of conversion or repurchase upon change of control, less any interest payments made with respect to the converted notes.

You can convert the notes by delivering your notes to the trustee’s corporate trust office, accompanied by a duly signed and completed notice of conversion, a copy of which is an exhibit to the indenture. The conversion date is the date on which the notes and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in fractional shares for delivery to the holder of the notes being converted. The shares of our common stock issuable upon conversion of the notes will be duly authorized, fully paid and nonassessable.

The indenture provides that the number of shares of common stock that may be acquired by you upon any conversion of the notes (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by you and your Affiliates and any other persons whose beneficial ownership of common stock would be aggregated with yours for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such conversion). An “affiliate” is a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, you. This restriction may be waived as provided in the indenture.

No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of your notes, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the conversion date.

If you deliver notes for conversion, you are not required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you may be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing shares of common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

The conversion rate is subject to adjustment if, among other things:

(1) there is a dividend or other distribution payable in common stock on shares of our capital stock;

(2) we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur;

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above;

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below); and

•	distributions upon a merger or consolidation as discussed below;

(5) we make a distribution consisting exclusively of cash (excluding cash portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) all other such cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding; or

(6) the successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights is not taxable to the recipients. We are not required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of any such adjustments.

If we merge into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding, without the consent of the holder of any note, becomes convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the note was convertible immediately prior to the merger, consolidation or sale. This calculation assumes that the holder of common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment is not made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

If at any time we make a distribution of property to our shareholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. For more details, see the section of this prospectus entitled “Certain United States Federal Income Tax Considerations.”

Make-Whole Payment

If a note is voluntarily converted or redeemed upon change of control prior to the stated maturity, we will pay the holder of the converted or redeemed note an amount equal to $377.78 per $1,000 principal amount of notes converted less interest paid with respect to such converted notes before the relevant conversion date (the “Make-Whole Amount”).

Mergers and Sales of Assets

Without the consent or affirmative vote of at least a majority in aggregate principal amount of the holders of the notes, we may not consolidate with or merge into any other person, or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•	We are the surviving person or the person formed by the consolidation or into which we are merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and, if an entity other than us, expressly assumes the due and punctual payment of the principal of, any premium and interest on the notes and the performance or observance of our other covenants under the indenture;

•	immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions described in the indenture are met.

Upon any consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such successor corporation had been named in the indenture as EpiCept, and, except in the case of a lease, we shall be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are “events of default” under the indenture:

•	we fail to pay principal of or any premium on any note when due;

•	we fail to pay any interest or the Make-Whole Amount on any note when due and that default continues for 30 days;

•	we fail to perform any other covenant in the indenture and that failure continues for 90 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we fail to pay when due the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $2 million if the indebtedness is not discharged and such failure continues for 30 days or more, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the indenture.

Subject to the provisions of the indenture relating to the trustee’s duties, if an event of default exists, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may, by notice in writing to us (and to the trustee if given by the holders), accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us occurs and is continuing, then the principal of, and accrued interest (and liquidated damages, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

The indenture contains provisions permitting us and the trustee to enter into supplemental indentures for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided, that no such amendment, modification or supplement may, without the consent of each holder affected thereby:

•	change the stated maturity date of the notes or the stated payment date of the principal or interest of any note;

•	reduce the principal amount, any premium or interest on any note;

•	change the place or currency of payment on any note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	reduce the percentage of holders whose consent is needed to modify, amend or waive any provision in the indenture;

•	modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	modify the provisions with respect to the ranking of the securities in a manner adverse to the holders; or

•	amend or modify the provisions dealing with the option of the holders upon a change in control in a manner adverse to the holders after the holders’ right to require us to repurchase the securities upon a change in control arises;

•	adversely affect the right of any holder of notes to convert its notes.

The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest, the Make-Whole Payment or the repurchase price.

Notes are not considered outstanding if money for their payment has been deposited or set aside in trust for the holders.

Replacement of Notes

We will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

No Personal Liability of Stockholders, Officers, Directors and Employees

No direct or indirect stockholder, officer, director or employee, as such, past, present or future of us, or any successor entity, shall have any personal liability in respect of our obligations under the indenture or the notes solely by reason of their status as such stockholder, officer, director or employee.

Governing Law

The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The trustee for the holders of notes issued under the indenture is The Bank of New York Mellon. If an event of default occurs, and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

Absence of Public Market

There is no existing market for the notes and there can be no assurance as to the liquidity of any markets that may develop for the notes, the ability of holders to sell their notes or at what price holders of the notes will be able to sell their notes. Future trading prices of the notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. There is no established public trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange. See the section entitled “Plan of Distribution” for more information.

DESCRIPTION OF THE WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the terms of the warrants as set forth in the form of warrant to be filed as an exhibit to our current report on Form 8-K which we will file with the SEC on or about February 9, 2009.

The warrants represent the right to purchase shares of common stock at an exercise price of $1.035 per share. Each warrant may be exercised at any time and from time to time on or after the six month anniversary of the date of issuance, until the five-and-one-half year anniversary of the date of issuance.

A warrant may be transferred by a holder without our consent upon surrender of the warrant to us, properly endorsed by the holder executing an assignment in the form attached to the warrant agreement.

The warrants are subject to customary pro rata anti-dilution provisions for stock splits or recapitalizations. The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, the holders of outstanding warrants may be entitled to receive upon exercise of the warrants securities which the holders would have received if they had exercised their warrants prior to such reorganization event or the repurchase of the warrant by the Company for cash.

Upon receipt of payment and the form of exercise properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. The warrants may be exercised by means of cashless exercise in the event this registration statement is no longer effective.

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable warrant.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain United States federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly, with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the United States dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or United States federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, this discussion is limited to purchasers of notes who hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment) and who purchased the notes at the public offering price set forth on the front cover of this prospectus supplement. This summary also assumes that the IRS will respect the classification of the notes as indebtedness for United States federal income tax purposes.

The purchaser of the notes is advised to consult its own tax advisors regarding the United States federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock in its particular situation.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock that for United States federal income tax purposes is (i) an individual who is a citizen or resident (as defined in Section 7701(b) of the Code) of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty), (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or other entity treated as a corporation for United States federal income tax purposes, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-U.S. Holder” is any beneficial holder of a note or common stock other than a U.S. Holder or an entity treated as a partnership for United States tax purposes.

If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the United States tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. As a general matter, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership, and partners in such partnership, should consult their own tax advisors about the United States federal income tax consequences of holding and disposing of the notes and the common stock.

Classification of the Notes

The proper treatment of the notes is subject to substantial uncertainty. The notes have features that have not been addressed in any published authority and consequently there can be no assurance that the Internal Revenue Service (the “IRS”) might not successfully challenge the Company’s intended characterization and tax reporting of the notes as described below. In particular, due to the terms of the notes, there is substantial uncertainty as to the characterization of the notes as debt for United States federal income tax purposes, and, therefore, it is possible that the notes might be characterized as equity of the Company. The Company, however, intends to treat the notes as debt for United States federal income tax purposes. If the notes are not properly characterized as debt, the notes will be treated as equity and subject to rules similar to those described under “—U.S. Holders — The Common stock” for U.S. Holders. For Non-U.S. Holders, distributions out of the Company’s current or accumulated earnings and profits generally are subject to withholding as further described under the heading “— Non-U.S. Holders — Dividends.” In light of the substantial uncertainty as to the United States federal income tax characterization of the notes as debt or equity of the Company, prospective investors, particularly those investors that would be Non-U.S. Holders, are urged to consult their own tax advisors as to the United States federal, state, local and foreign tax consequences of ownership and disposition of the notes.

Under the indenture governing the notes, the Company will agree, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United States federal income tax purpose that is subject to the Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”) with a “comparable yield” calculated in the manner described below.

However, because the applicability of the contingent payment debt regulations to any particular instruments, such as the notes, is uncertain, no assurance can be given that the IRS will not assert that the notes should be treated differently. Different treatment could affect the amount, timing and character of income, gain or loss with respect to an investment in the notes.

Except as otherwise stated in the discussion below, it is assumed that the notes will be treated as debt for United States federal income tax purposes, rather than as equity in the Company, that is subject to the contingent payment debt regulations as described above. In light of the uncertainty and complexity of the rules applicable to the notes, prospective investors are urged to consult their tax advisors regarding the tax consequences of ownership and disposition of the notes.

U.S. Holders

Interest Accruals on the Notes

Under the contingent payment debt regulations, a U.S. Holder, regardless of its method of accounting for United States federal income tax purpose, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the notes. Accordingly, U.S. Holders generally will be required to include interest income, in each year prior to maturity, in excess of the regular interest payments on the notes. The comparable yield for the notes is based on the yield at which we could issue a nonconvertible, fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the notes.

Solely for purposes of determining the amount of interest income that a U.S. Holder will be required to accrue, we are required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Holders that wish to obtain the projected payment schedule may do so by contacting Rodman & Renshaw, LLC, 1251 Avenue of the Americas, New York, NY 10020.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Pursuant to the terms of the notes, we and every U.S. Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule and to use such comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the notes.

Based on the comparable yield and the issue price for the notes, a U.S. Holder of a note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year on which the U.S. Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placements agents or wholesalers (the “issue price”).

The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the notes for previous accrual periods.

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (such as our common stock) received in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in the taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

Sale, Exchange, Conversion, Redemption or Retirement of the Notes

Upon a sale, exchange, redemption or retirement of a note for cash, a U.S. Holder will generally recognize gain or loss. The calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, the Company intends to treat the receipt of our common stock by a U.S. Holder upon the conversion of a note as a payment under the contingent payment debt regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

The amount of gain or loss on a taxable sale, exchange, conversion, redemption or retirement will be equal to the difference between the amount realized on the sale, exchange, conversion, redemption or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be equal to the U.S. Holder’s purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the note to the U.S. Holder. A U.S. Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital loss is subject to limitation.

A U.S. Holder’s tax basis in our common stock received upon the conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for our common stock received will commence on the day immediately following the date of conversion.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in a taxable dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize dividend income in the event of a deemed distribution even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

The Common Stock

Distributions (including constructive distributions), if any, paid on the common stock that a U.S. Holder receives upon conversion of a note generally will constitute a taxable dividend, to the extent made from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any distribution in excess of our current and accumulated earnings and profits will be treated first as a tax-free return of capital, which will reduce the U.S. Holder’s adjusted tax basis in the shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, the distribution will generally be taxable as capital gain. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. For taxable years beginning before January 1, 2011, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months. Generally, long-term capital gain of non-corporate shareholders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a United States trade or business and (ii) in the case of a Non-U.S. Holder eligible for the benefits of an applicable United States bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Notes

All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock or cash pursuant to a conversion or retirement, and any gain realized on a sale or exchange of the notes will be exempt from United States federal income and withholding tax, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder;

•	such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

•	in the case of gain realized on the sale, exchange, conversion, redemption or retirement of the notes, we are not, and have not been within the shorter of the five-year period preceding such sale, exchange, conversion, redemption or retirement and the period the Non-U.S. Holder held the notes, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

However, if a Non-U.S. Holder were deemed to have received a constructive dividend (see “— U.S. Holders — Constructive Distributions” above), the Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult his own tax advisor as to whether he can obtain a refund for all or a portion of the withholding tax.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies to the Company on IRS Form W-8BEN (or any successor thereto), under penalties of perjury, that it is not a U.S. person and provides the required information.

If a Non-U.S. Holder does not qualify for the United States withholding tax exemption described above, then the Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on all payments received on the notes (as described above). In order to obtain a reduced rate of withholding, a Non-U.S. Holder must comply with applicable certification requirements, which generally include furnishing a properly executed IRS Form W-8BEN (or any successor thereto) or a substitute form. Non-U.S. Holders who are subject to United States withholding tax under such circumstances should consult their own tax advisors as to whether they can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “— U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at a rate of 30%, subject to reduction by an applicable treaty, on their effectively connected income.

As discussed above, the proper treatment of the notes is subject to substantial uncertainty. The notes have features that have not been addressed in any published authority and consequently there can be no assurance that the IRS might not successfully challenge the Company’s intended characterization and tax reporting of the notes as debt and it is possible that the notes might be characterized as equity of the Company. In such a case, payments with respect to the notes will be treated as distributions with respect to stock of the Company and will be characterized as dividends to the extent of the Company’s current or accumulated earnings and profits. Dividends paid by the Company to Non-U.S Holders do not qualify for the withholding exception described above and will be subject to withholding as described below in ” — Non-U.S. Holders — Dividends.” In light of the substantial uncertainty as to the United States federal income tax characterization of the notes as debt or equity of the Company, prospective investors are urged to consult their own tax advisors as to the United States federal, state, local and foreign tax consequences of ownership and disposition of the notes.

Dividends

In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of United States federal income tax at a 30 percent rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to United States federal income tax at regular income tax rates, but are not generally subject to the 30 percent withholding tax or treaty-reduced rate if the Non-U.S. Holder files a properly executed Form W-8ECI (or appropriate substitute form), as applicable with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate must provide a properly executed IRS Form W-8BEN (or appropriate substitute form), as applicable. In addition, a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder of common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor regarding its entitlement to benefits under a relevant income tax treaty.

Sale, Exchange, Redemption or Other Disposition of Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange (other than by exercise of the conversion privilege for our common stock), retirement or redemption of common stock generally will not be subject to United States federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates (including certain former citizens or residents of the United States), or (iv) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, our common stock and the proceeds from a sale or other disposition of the notes or our common stock.

A U.S. Holder may be subject to United States backup withholding tax on those payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, the investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock issuable upon conversion of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We are offering warrants, convertible debt securities and shares of common stock issuable upon exercise of warrants or conversion of convertible debt securities (as applicable) through a placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated as of February 4, 2009, Rodman & Renshaw LLC has agreed to act as placement agent for the sale of such securities. The placement agent agreement will be included as an exhibit to our Current Report on Form 8-K to be filed on or about February 9, 2009. The placement agent is not purchasing or selling any securities offered by this prospectus but has agreed to use reasonable “best efforts” to arrange for the sale of all of the securities offered by this prospectus.

The placement agent has arranged for the sale to one or more purchasers of the securities offered pursuant to this prospectus through direct purchase agreements between the purchasers and us. In exchange for these placement agent services, we have agreed to pay the placement agent immediately upon the closing of the placement (i) a cash fee equal to 5% of the securities offered under this prospectus and (ii) additional compensation in the form of five-and-one-half year warrants to purchase up to 1,388,889 shares on the same terms and conditions as the warrants offered pursuant to this offering, however the exercise price shall be 125% of the public offering price per share, the warrant will not have antidilution protections or be transferable for six months from the date of the offering except as permitted by FINRA Rule 5110, and the number of shares underlying the warrant shall be reduced if necessary to comply with FINRA rules or regulations.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the purchase agreement, which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to conditions set forth in the purchase agreement as well, which also may be waived.

From time to time, we may issue up to 38,888,889 shares of our common stock (subject to adjustment) upon exercise of the warrants or conversion of convertible debt securities. These shares may be sold by the holders thereof from time to time. The convertible debt securities or the warrants are not listed on any exchange and an active trading market for the convertible debt securities or warrants (as applicable) may not develop.

A warrant or convertible debt security may be transferred by a holder without our consent upon surrender of the security to us, properly endorsed (by the holder executing an assignment in the form attached thereto).

We currently anticipate that the sale of the securities will be completed on or about February 9, 2009. We estimate the total expenses of this offering which will be payable by us, excluding the fees payable to the placement agent, will be approximately $425,000.

We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act.

In order to facilitate the offering of the securities, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our securities. Any of these activities may maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our securities. These transactions may occur on The Nasdaq Capital Market, the OMX Nordic Exchange or otherwise. Any such transactions will be conducted in compliance with Regulation M under the Securities Exchange Act of 1934.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity of the securities offered hereby on behalf of us.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com. Information contained on our website does not constitute part of this prospectus supplement.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus supplement and the accompanying prospectus have been filed as part of that registration statement. This prospectus supplement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus supplement and the accompanying prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008;

•	Definitive Proxy Statement on Schedule 14A dated April 7, 2008 relating to our annual meeting of stockholders held on May 21, 2008;

•	Additional Definitive Proxy Soliciting Materials on Schedule 14A dated April 9, 2008, relating to our annual meeting of stockholders held on May 21, 2008;

•	Additional Definitive Proxy Soliciting Materials on Schedule 14A dated May 16, 2008, relating to our annual meeting of stockholders held on May 21, 2008;

•	Current Report on Form 8-K filed January 11, 2008;

•	Current Report on Form 8-K filed January 30, 2008;

•	Current Report on Form 8-K filed February 28, 2008;

•	Current Report on Form 8-K filed March 7, 2008;

•	Current Report on Form 8-K filed March 20, 2008;

•	Current Report on Form 8-K filed April 3, 2008;

•	Current Report on Form 8-K filed April 8, 2008;

•	Current Report on Form 8-K filed April 21, 2008;

•	Current Report on Form 8-K filed May 9, 2008;

•	Current Report on Form 8-K filed May 21, 2008;

•	Current Report on Form 8-K filed May 28, 2008;

•	Current Report on Form 8-K filed June 5, 2008;

•	Current Report on Form 8-K filed June 6, 2008;

•	Current Report on Form 8-K filed June 23, 2008;

•	Current Report on Form 8-K filed June 25, 2008;

•	Current Report on Form 8-K filed July 2, 2008;

•	Current Report on Form 8-K filed July 16, 2008;

•	Current Report on Form 8-K filed July 25, 2008;

•	Current Report on Form 8-K filed August 4, 2008;

•	Current Report on Form 8-K filed August 6, 2008;

•	Current Report on Form 8-K filed August 8, 2008;

•	Current Report on Form 8-K filed August 12, 2008;

•	Current Report on Form 8-K filed August 18, 2008;

•	Current Report on Form 8-K filed September 10, 2008;

•	Current Report on Form 8-K filed September 17, 2008;

•	Current Report on Form 8-K filed October 8, 2008;

•	Current Report on Form 8-K filed October 9, 2008;

•	Current Report on Form 8-K filed October 15, 2008;

•	Current Report on Form 8-K filed December 3, 2008;

•	Current Report on Form 8-K filed December 9, 2008;

•	Current Report on Form 8-K filed December 15, 2008;

•	Current Report on Form 8-K/A filed December 15, 2008;

•	Current Report on Form 8-K filed December 18, 2008;

•	Current Report on Form 8-K filed December 24, 2008;

•	Current Report on Form 8-K filed January 5 2009;

•	Current Report on Form 8-K filed January 7 2009;

•	Current Report on Form 8-K filed January 14 2009;

•	Current Report on Form 8-K filed January 30 2009;

•	Current Report on Form 8-K filed February 3, 2009; and

•	each of the two (2) current reports on Form 8-K filed on February 5, 2009.

Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500.

Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement and the accompanying prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS
$50,000,000
Common Stock, par value $0.0001 per share
Preferred Stock, par value $0.0001 per share
Convertible Debt Securities
Warrants
Units
     This prospectus relates solely to the offer and sale, from time to time, of securities of EpiCept Corporation (“EpiCept” or the “Company”) by us. The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.
     We may offer the securities from time to time in amounts and on terms as we may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 14 at prices different than prevailing market prices or at privately negotiated prices. The prices at which we may sell the securities may be determined by the prevailing market price for the shares at the time of sale.
     Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of this offering.
     You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.
     We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplements will provide the specific terms of the plan of distribution.
     Our common stock is dual-listed on The Nasdaq Capital Market and the OMX Nordic Exchange under the ticker symbol “EPCT.” The last reported sale price of our common stock on October 6, 2008 was $0.80 per share.
     Investing in our securities involves risks. You should read “Risk Factors” beginning on page 5 of this prospectus and the risk factors described in any prospectus supplement or in other documents incorporated by reference herein or therein before buying our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 21, 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings up to a total amount of $50,000,000. This prospectus includes a general description of the securities we may offer. Each time our securities are offered, we will provide a prospectus supplement. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. In addition, a prospectus supplement may include a discussion of any risk factors in addition to those described in this prospectus. You should read both this prospectus and any accompanying prospectus supplement or free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
     You should rely only on the information contained in this prospectus, any applicable prospectus supplement and those documents incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement or incorporated herein or therein by reference. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled “Risk Factors” beginning on page 5 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ABOUT EPICEPT
     This summary description of us and our business highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement or free writing prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to EpiCept and its subsidiaries.
Our Company
     We are a specialty pharmaceutical company focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. We have yet to generate product revenues from any of our product candidates in development.
     Our lead product is Ceplene®, which when used in conjunction with low-dose interleukin-2 is intended as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, for adult patients who are in their first complete remission. On July 24, 2008 the Committee for Medicinal Products for Human Use, or CHMP, issued a positive opinion regarding the marketing authorization for Ceplene® in the European Union. This positive opinion was issued following our request to have the initial negative opinion issued in March 2008 re-examined by the CHMP. The formal marketing authorization from the European Commission is usually obtained within approximately two months from the date of the CHMP’s opinion.
     In addition to Ceplene®, we have a portfolio of four product candidates in various stages of development: two oncology compounds, a pain product candidate for the treatment of peripheral neuropathies and another pain product candidate for the treatment of acute back pain. This portfolio of oncology and pain management product candidates lessens our reliance on the success of any single product candidate. Our strategy is to focus our development efforts on innovative cancer therapies and topically delivered analgesics targeting peripheral nerve receptors.
     One pain product candidate, EpiCept NP-1, is a prescription topical analgesic cream designed to provide effective long-term relief of pain associated with peripheral neuropathies. In February 2008, we concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN. We have completed enrollment in a second Phase II clinical trial of NP-1 in which we are studying its safety and efficacy in patients suffering from peripheral herpetic neuropathy, or PHN, compared to gabapentin and a placebo. Results are expected to be announced in the fourth quarter of 2008. Our other pain product candidate, LidoPAIN BP, licensed to Endo Pharmaceuticals, is currently in Phase II development for the treatment of acute back pain. Our portfolio of pain product candidates targets moderate-to-severe pain that is influenced, or mediated, by nerve receptors located just beneath the skin’s surface. Our pain product candidates utilize proprietary formulations and several topical delivery technologies to administer U.S. Food and Drug Administration (“FDA”) approved pain management therapeutics directly on the skin’s surface at or near the site of the pain.
     Our cancer portfolio includes EPC2407, a novel small molecule vascular disruption agent, or VDA, and apoptosis inducer for the treatment of patients with advanced solid tumors and lymphomas, which is in Phase I development. AzixaTM (MPC-6827), an apoptosis inducer with VDA activity licensed by us to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement, is currently in Phase II clinical trials in patients with primary glioblastoma, melanoma that has metastasized to the brain and non-small-cell lung cancer that has spread to the brain.
     None of our product candidates has been approved by the U.S. Food and Drug Administration or any comparable agency in another country and we have yet to generate product revenues from any of our product candidates in development.
Our Corporate Information
     Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, our telephone number at that location is (914) 606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

RISK FACTORS
     An investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading “Risk Factors” in the applicable prospectus supplement under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference before making an investment decision. Each of the risks described in these headings could adversely and materially affect our business, financial conditions and operating results. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference,” on pages 16 and 17, respectively.
USE OF PROCEEDS
     Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital and the repayment or reduction of long-term and short-term debt. We may invest funds that we do not immediately require in short-term marketable securities.
     From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.
SECURITIES WE MAY OFFER
     We may, from time to time offer under this prospectus, separately or together:
•	common stock;

•	preferred stock;

•	convertible debt securities;

•	warrants to purchase securities; and

•	units.
     The aggregate initial offering price of the offered securities will not exceed $50,000,000.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

						For the Six Months Ended
	For the Year Ended December 31,					June 30,
	2003	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges (in thousands)(2)	$(10,035)	$(7,883)	$(7,499)	$(65,453)	$(28,693)	$(13,842)

(1)	In each of the periods presented, the Company incurred a net loss. Thus, earnings were insufficient to cover fixed charges.

(2)	The deficiency of earnings is equivalent to net loss before income tax expense/benefit.
     As of the date of this prospectus, we have no shares of preferred stock outstanding, and consequently, our ratio of earnings to preferred share dividends and ratio of earnings to fixed charges would be identical.

DESCRIPTION OF CAPITAL STOCK
General
     Our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 175,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the restated certificate of incorporation and by the provisions of the applicable Delaware law.
Common Stock
     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
     Our board of directors has the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:
•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.
Warrants
     As of October 1, 2008, warrants to purchase approximately 34,747,353 shares of our common stock at a weighted exercise price of $1.32 per share were outstanding.
Registration Rights
     In connection with the each of the private placements conducted on February 9, 2006, August 30, 2006, December 21, 2006 and June 28, 2007, we entered into customary registration rights agreements granting the holders of common stock purchase warrants representing an aggregate of 7,882,269 shares of common stock the right to require us to register the common stock issuable upon exercise of their warrants. The shares underlying the warrants sold in February 2006, August 2006, December 2006 and June 2007 have already been registered with the SEC. We are also required to file a registration statement for the common stock issuable to YA Global Investments, L.P. pursuant to a standby equity distribution agreement on or prior to the first sale of common stock thereunder to YA Global Investments, L.P. We have filed a registration statement to register up to 1,000,000 shares upon issuance to YA Global Investments, L.P.
Anti-Takeover Provisions
     Provisions of Delaware law and our Certificate of Incorporation and Amended and Restated By-Laws (our “By-Laws”) could make the acquisition of EpiCept through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

     Effects of Some Provisions of Delaware Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.
     Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
     Anti-Takeover Effects of Provisions of the Charter Documents.  Our Certificate of Incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our Certificate of Incorporation also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.
     Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our By-Laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.
     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in our Certificate of Incorporation or our By-Laws. Our By-Laws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

     Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholder written consents may deter hostile takeover attempts. Without the availability of stockholder actions by written consent, a holder controlling a majority of our capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. Our Certificate of Incorporation provides for the elimination of actions by written consent of stockholders.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

DESCRIPTION OF CONVERTIBLE DEBT SECURITIES
     The following summary of the terms of the convertible debt securities describes general terms that apply to the convertible debt securities. The convertible debt securities offered pursuant to this prospectus will be unsecured obligations. The particular terms of any convertible debt securities will be described more specifically in each prospectus supplement relating to those convertible debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.
     Convertible debt securities will be issued under a convertible debt indenture which we summarize below. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to the convertible debt securities is an exhibit to the registration statement of which this prospectus is a part. We encourage you to read that document.
General
     The indenture will not limit the aggregate principal amount of convertible debt securities we may issue and will provide that we may issue convertible debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or convertible debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the convertible debt securities of any series may differ and we, without the consent of the holders of the convertible debt securities of any series, may reopen a previous series of convertible debt securities and issue additional convertible debt securities of the series or establish additional terms of the series.
     Unless otherwise provided in a prospectus supplement, the convertible debt securities will be our unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness.
     Our rights and the rights of our creditors (including the holders of convertible debt securities) and stockholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.
     You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of convertible debt securities we are offering by that prospectus supplement. The terms may include:
•	the title and specific designation of the convertible debt securities;

•	any limit on the aggregate principal amount of the convertible debt securities or the series of which they are a part;

•	whether the convertible debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the convertible debt securities will be denominated and in which we will make payments on the convertible debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the convertible debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the convertible debt securities and where any convertible debt securities issued in registered form may be sent for transfer, conversion or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the convertible debt securities;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than in minimum denominations of $2,000 and any integral multiple of $1,000, the denominations in which we may issue the convertible debt securities;

•	the terms and conditions upon which conversion of the convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the amount we will pay if the maturity of the convertible debt securities is accelerated;

•	whether we will issue the convertible debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to mergers, consolidations and sales of assets) that apply to the convertible debt securities; and

•	any other terms of the convertible debt securities and any other deletions from or modifications or additions to the indenture in respect of the convertible debt securities, including those relating to the subordination of any convertible debt securities.
     Unless the applicable prospectus supplement specifies otherwise, the convertible debt securities will not be listed on any securities exchange.
     Unless the applicable prospectus supplement specifies otherwise, we will issue the convertible debt securities in fully registered form without coupons.
     Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the convertible debt securities at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. We may pay interest on convertible debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on convertible debt securities issued in registered form will be payable on any interest payment date to the registered owners of the convertible debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the convertible debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the convertible debt securities are payable.
     Unless otherwise stated in the prospectus supplement, the convertible debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other convertible debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose or the specified corporate trust office of the trustee. There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange.
     Any transfer agent (in addition to the security registrar) we initially designate for any convertible debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the convertible debt securities are payable.
     Unless otherwise stated in the prospectus supplement, we will issue the convertible debt securities only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000. The convertible debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled “Use of Global Securities.”
     If the purchase price of any convertible debt securities is payable in one or more foreign currencies or currency units, or if any convertible debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the convertible debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain

U.S. federal income tax considerations, specific terms and other information about the convertible debt securities and the foreign currency or currency units in the prospectus supplement.
     We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase convertible debt securities at the option of the holders. Any such obligation applicable to a series of convertible debt securities will be described in the related prospectus supplement.
Conversion Rights
     An applicable prospectus supplement will set forth the terms on which the convertible debt securities of any series are convertible into common stock or other securities. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares of our common stock to be received by the holders of the convertible debt securities will be calculated according to the market price of our common stock as of a time stated in the prospectus supplement or otherwise.
Use of Global Securities
     The convertible debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.
     The specific terms of the depositary arrangement covering convertible debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities or convertible debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section.
     Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the convertible debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such convertible debt securities or by us if such convertible debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.
     As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the convertible debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have convertible debt securities registered in their names and will not be entitled to receive physical delivery of the convertible debt securities in definitive form.
     We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, convertible debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.
     We expect that the depositary for a series of convertible debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such convertible debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

     The indenture may provide that:
•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of convertible debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of convertible debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of convertible debt securities occurs and continues, the global securities for that series will be exchanged for registered convertible debt securities in definitive form. The definitive convertible debt securities may be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

DESCRIPTION OF WARRANTS
     We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination of common stock, preferred stock or convertible debt securities that we may sell under this prospectus. Warrants may be issued separately or together with other securities.
     The warrants will be issued under warrant agreements to be entered into between us and the warrantholder as set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K.
     The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.
General
     The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:
•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.
     The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants
     Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise of the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised as indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.
No Rights of Security Holder Prior to Exercise
     Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.
Exchange of Warrant Certificates
     Warrant certificates may be exchangeable for new warrant certificates of different denominations as indicated in the applicable prospectus supplement.
DESCRIPTION OF UNITS
     We may issue units to purchase one or more of the securities referenced herein. The terms of such units will be set forth in a prospectus supplement. The form of units and the applicable unit agreement will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a Current Report on Form 8-K. We encourage you to read the applicable unit agreement and unit before you purchase any of our units.
PLAN OF DISTRIBUTION
     We may, from time to time, sell any or all of our shares of common stock on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, prices that may be changed, market prices at the time of sale, prices related to prevailing market prices or negotiated prices.
     We may use any one or more of the following methods when selling our securities:
•	direct sales to purchasers;

•	to or through underwriters or dealers;

•	through designated agents;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with us to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares).
     Broker-dealers engaged by us may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
     In connection with the sale of the common stock or interests therein, we may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. We may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. We may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     We and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     We may be required to pay certain fees and expenses incurred by us incident to the registration of the shares. We may agree to indemnify any underwriters or agents against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

LEGAL MATTERS
     The validity of the issuance of securities offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.
EXPERTS
     The consolidated financial statements, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements and to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements) and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:
Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500
     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com. Information contained in our website does not constitute part of this prospectus.
     We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.
     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008;

•	Definitive Proxy Statement on Schedule 14A dated April 7, 2008 relating to our annual meeting of stockholders held on May 21, 2008;

•	Additional Definitive Proxy Soliciting Materials on Schedule 14A dated April 9, 2008, relating to our annual meeting of stockholders held on May 21, 2008;

•	Additional Definitive Proxy Soliciting Materials on Schedule 14A dated May 16, 2008, relating to our annual meeting of stockholders held on May 21, 2008;

•	Current Report on Form 8-K filed January 11, 2008;

•	Current Report on Form 8-K filed January 30, 2008;

•	Current Report on Form 8-K filed February 28, 2008;

•	Current Report on Form 8-K filed March 7, 2008;

•	Current Report on Form 8-K filed March 20, 2008;

•	Current Report on Form 8-K filed April 3, 2008;

•	Current Report on Form 8-K filed April 8, 2008;

•	Current Report on Form 8-K filed April 21, 2008;

•	Current Report on Form 8-K filed May 9, 2008;

•	Current Report on Form 8-K filed May 21, 2008;

•	Current Report on Form 8-K filed May 28, 2008;

•	Current Report on Form 8-K filed June 5, 2008;

•	Current Report on Form 8-K filed June 6, 2008;

•	Current Report on Form 8-K filed June 23, 2008;

•	Current Report on Form 8-K filed June 25, 2008;

•	Current Report on Form 8-K filed July 2, 2008;

•	Current Report on Form 8-K filed July 16, 2008;

•	Current Report on Form 8-K filed July 25, 2008;

•	Current Report on Form 8-K filed August 4, 2008;

•	Current Report on Form 8-K filed August 6, 2008;

•	Current Report on Form 8-K filed August 8, 2008;

•	Current Report on Form 8-K filed August 12, 2008;

•	Current Report on Form 8-K filed August 18, 2008;

•	Current Report on Form 8-K filed September 10, 2008; and

•	Current Report on Form 8-K filed September 17, 2008
     Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500. We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. See “Where You Can Find More Information.”
     Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

$50,000,000
Common Stock
Preferred Stock
Convertible Debt Securities
Warrants
Units
October 21, 2008